Exhibit 10.52

COMMERCIAL LEASE

THIS LEASE is entered into as of June 2, 2004 (the “Effective Date”), by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California (“Landlord”), and JAZZ PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

1. BASIC LEASE INFORMATION. The following is a summary of basic lease information. Each item in this Article 1 incorporates all of the terms set forth in this Lease pertaining to such item and to the extent there is any conflict between the provisions of this Article 1 and any other provisions of this Lease, the other provisions shall control. Any capitalized term not defined in this Lease shall have the meaning set forth in the Glossary that appears at the end of this Lease.

Description of Premises:	43,848 square feet of Rentable Area within the two-story building shown on the site plan attached hereto as Exhibit A

Address of Premises:	3180 Porter Drive Palo Alto, California 94304

Rentable Area of Premises:	43,848 square feet of Rentable Area

Initial Term:	Forty-eight (48) months

Options to Extend - Renewal Options and Renewal Terms:

Option 1: 12 months (months 49-60)

Option 2: 24 months (months 61-84)

Option 3: 24 months (months 85-108)

Option 4: 12-48 months (months 109-156)

Scheduled Date for Delivery of the Premises: The Effective Date

Commencement Date: The actual date of delivery of the Premises

Rent Commencement Date:	The earlier of (a) the termination date of the Sublease between Tenant and McKinsey for the premises located at 630 Hansen Way, Palo Alto, and (b) August 30, 2004; provided that in no event shall the Rent Commencement Date be earlier than August 16, 2004.

Initial Term Expiration Date:	Forty-eight (48) months after the Rent Commencement Date

Base Rent:

Months 1-6:	$26,308.80 per month ($1.20 per sq. ft. on 21,924 sq. ft.)
Months 7-12:	$42,751.80 per month ($1.30 per sq. ft. on 32,866 sq. ft.)
Months 13-24:	$59,194.80 per month ($1.35 per sq. ft. on 43,848 sq. ft.)
Months 25-36:	$61,387.20 per month ($1.40 per sq. ft. on 43,848 sq. ft.)
Months 37-48:	$65,772.00 per month ($1.50 per sq. ft. on 43,848 sq. ft.)

Security Deposit:	$151,275, payable on the Commencement Date

Parking:	3.3 spaces per 1,000 sq. ft. of Rentable Area for a total of 145 spaces (all parking areas on the Property)

Use:	Research and development, wet laboratory use and associated administrative office uses

Tenant Improvement Allowance:	$500,000 ($11.40 per sq. ft. of Rentable Area) payable by Landlord to Tenant in accordance with Section 9 hereof.

Addresses for Notice:

Landlord:	The Board of Trustees of the
Leland Stanford Junior University
Stanford Management Company
2770 Sand Hill Road
Menlo Park, CA 94025
Attention: Managing Director, Stanford Research Park

with a copy to:	Carol K. Dillon, Esq.
Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, CA 94303

Tenant:	Jazz Pharmaceuticals, Inc.
Attention: Facilities Manager
3180 Porter Drive
Palo Alto, CA 94304

with a copy to:	Senior Vice President and General Counsel
3180 Porter Drive
Palo Alto, CA 94304

Pre-Occupancy:	630 Hansen Way
Palo Alto, CA 94304

Brokers:	CRESA Partners

2. PREMISES

2.1 Premises. Subject to the terms, covenants and conditions set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises (the “Premises”) shown on the site plan attached as Exhibit A. The approximate total Rentable Area of the Premises is specified in Article 1. The Rentable Area of the Premises shall be conclusively presumed to be as stated in Article 1, and shall not be subject to adjustment by either Landlord or Tenant during the Term.

2.2 Exterior Area. Landlord hereby grants to Tenant and its employees, agents, contractors and invitees (collectively, “Tenant’s Agents”) a license to use the public areas, sidewalks, driveways, parking areas and other public amenities associated with the Premises (the “Exterior Area”) during the Term. Together, the Premises and the Exterior Area are sometimes referred to in this Lease as the “Property.” Tenant’s rights to the Exterior Area shall be subject to Landlord’s reserved rights described in Article 16.

2.3 Parking. Tenant shall have the right to use the number of parking spaces specified in Article 1. Tenant’s rights shall not be assigned, sublet or otherwise transferred separately from the Premises. Except during construction of the Tenant Improvements, Tenant shall not at any time park or permit the parking of commercial trucks in any portion of the Exterior Area not designated by Landlord for such use by Tenant. Except during construction of the Tenant Improvements, Tenant shall not park nor permit to be parked any inoperative vehicles or store any materials or equipment on any portion of the parking area or other areas of the Exterior Area. Tenant agrees to assume responsibility for compliance by Tenant’s Agents with the parking provisions contained in this Section.

2.4 Furniture. Pursuant to the terms and conditions of the Bill of Sale attached hereto as Exhibit B, Landlord shall sell to Tenant the movable furniture located in the Premises as of the Commencement Date (the “Movable Furniture”). In addition to the foregoing, Tenant shall have the right to use the furniture affixed to the Premises as of the Commencement Date, including, without limitation, any modular workstations (the “Affixed Furniture”, and together with the Movable Furniture, the “Existing Furniture”). Landlord and Tenant acknowledge and agree that the list of furniture attached hereto as Exhibit C is generally the parties’ understanding of the furniture included within the definition of Existing Furniture. Notwithstanding the foregoing, Landlord does not make any express or implied representation or warranty that Exhibit C is an accurate or correct representation of the furniture included within the definition of Existing Furniture. Tenant shall maintain the Affixed Furniture in substantially the same condition and repair as it is on the Commencement Date and at the end of the Term shall surrender the Affixed Furniture in the same condition as it was in as of the Commencement Date (normal wear and tear and damage by casualty excepted), which Landlord acknowledges is in used condition. Notwithstanding the foregoing, Tenant may remove any Affixed Furniture from the Premises that is in unusable condition or becomes worn in the ordinary course of business such that it is no longer appropriate for Tenant’s use, as reasonably determined by Tenant, and shall not have an obligation to surrender such Affixed Furniture at the end of the Term.

3. ACCEPTANCE

The Premises as furnished by Landlord consist of the improvements as they exist as of the Effective Date and Landlord shall have no obligation for construction work or improvements on or to the Premises to prepare the Premises for Tenant’s occupancy, except for the repairs set forth on Schedule 3 attached hereto (the “Landlord Repairs”). Landlord shall, at its sole cost and expense (not to exceed $15,000), complete the Landlord Repairs within two (2) weeks after the Effective Date and shall cooperate and not materially interfere with Tenant’s construction of the Tenant Improvement Work. Within five (5) business days after completion of the Landlord Repairs, Tenant and Landlord shall conduct a walk-through of the Premises for the purpose of confirming substantial completion of the Landlord Repairs and developing a list of any items that have not been completed (“Punch List Items”). Landlord shall complete the Punch List Items, if any, within a reasonable period of time, not to exceed thirty (30) days, after Landlord and Tenant conduct the walk-through. Notwithstanding the foregoing, to the extent the aggregate cost of the Landlord Repairs and Punch List Items exceed $15,000, Landlord shall not be responsible for such excess amount. Upon completion of the Landlord Repairs and Punch List Items, if any, Tenant shall execute a written acknowledgment that the Landlord Repairs and Punch List Items have been completed, and shall reimburse Landlord for any excess costs incurred by Landlord in connection with the Landlord Repairs and Punch List Items. Notwithstanding any of the foregoing, in the event Landlord determines in its reasonable judgment that the compressors 1A and 2A listed on Schedule 3 need to be replaced, Landlord shall be responsible for the cost of such replacement and the $15,000 cap on the aggregate cost of the Landlord Repairs shall not apply to such replacement. Prior to entering into this Lease, Tenant has made a thorough and independent examination of the Premises and all matters related to Tenant’s decision to enter into this Lease. Tenant is familiar with all aspects of the Premises and the Existing Furniture and, except for the Landlord Repairs, is satisfied that they are in an acceptable condition and meet Tenant’s needs. Except as expressly provided in this Lease, Tenant does not rely on, and Landlord does not make, any express or implied representations or warranties as to any matters including, without limitation, (a) the physical condition of the Premises, Building Structure, Building Systems, the Existing Furniture or the Exterior Area, (b) the existence, quality, adequacy or availability of utilities serving the Premises, (c) the use, habitability, merchantability, fitness or suitability of the Premises for Tenant’s intended use, (d) the likelihood of deriving business from Tenant’s location or the economic feasibility of Tenant’s business, (e) Hazardous Materials in the Premises, or on, in, under or around the Property, (f) zoning, entitlements or any laws, ordinances or regulations which may apply to Tenant’s use of the Premises or business operations, or (g) any other matter. Tenant has satisfied itself as to such suitability and other pertinent matters by Tenant’s own inquiries and tests into all matters relevant in determining whether to enter into this Lease. Except for the Landlord Repairs, Tenant accepts the Premises and the Existing Furniture in their existing “as-is” condition. Notwithstanding any of the foregoing, Landlord represents and warrants that, to Landlord’s actual knowledge, as of the Effective Date, the Premises is in compliance with the ADA (as defined in Section 11.1) without regard to any compliance with the ADA that may be required due to Tenant’s Alterations (including, without limitation, the Tenant Improvement Work) to the Premises.

4. TERM

4.1 Term. The Premises are leased for an initial term (the “Initial Term”) commencing on the date Landlord delivers possession of the Premises to Tenant (the “Commencement Date”) and expiring on the Initial Term Expiration Date. All of Tenant’s obligations under this Lease other than the payment of Rent (which shall commence on the Rent Commencement Date) shall be effective as of the Commencement Date. As used herein, the term “Term” shall mean the Initial Term plus all Renewal Terms as to which Tenant exercises its Renewal Option, and the term “Expiration Date” shall mean the Initial Term Expiration Date, or the last day of the last such Renewal Term, as applicable. The Term shall end on the Expiration Date, or such earlier date on which this Lease terminates pursuant to its terms. The date upon which this Lease actually terminates, whether by expiration of the Term or earlier termination pursuant to the terms of this Lease, is sometimes referred to in this Lease as the “Termination Date”. Upon delivery of possession, Landlord shall specify in a written notice to Tenant, substantially in the form of Exhibit D, the Commencement Date, Rent Commencement Date and Expiration Date of the Initial Term of this Lease. Such notice shall be delivered promptly after all of the information set forth in the notice has been determined; provided that Landlord’s failure to do so shall not in any way affect either party’s rights or obligations under this Lease. Notwithstanding the foregoing, Landlord represents and warrants that, as of the Effective Date, the lease agreement between Landlord and Lucent Technologies Inc. (“Lucent”) dated May 26, 1998, pursuant to which Landlord leased the Premises to Lucent, has been terminated.

4.2 Renewal Option. Tenant shall have four consecutive options (each, a “Renewal Option”) in Tenant’s sole discretion, to extend the Term for the following time periods: (a) first Renewal Option is for twelve (12) months after the Initial Term; (b) second Renewal Option is for a consecutive twenty-four (24) months; (c) third Renewal Option is for a consecutive twenty-four (24) months, and (d) fourth Renewal Option is for a consecutive twelve (12), twenty-four (24), thirty-six (36) or forty-eight (48) months, as elected by Tenant in its sole discretion at the time Tenant exercises its fourth Renewal Option (each, a “Renewal Term”). Each Renewal Option shall be automatically void if an Event of Default by Tenant exists and remains uncured at the time of exercise of the Renewal Option. Each Renewal Option must be exercised, if at all, by written notice from Tenant to Landlord given not less than six (6) months prior to the expiration of Initial Term or then-current Renewal Term. Each Renewal Option (other than the first Renewal Option) is personal to Tenant and shall be inapplicable and null and void if Tenant assigns its interest under this Lease, except in the event of an assignment pursuant to Section 14.7. Each Renewal Term shall be upon the same terms and conditions as the original Term, except that the Base Rent shall be determined as follows:

(i)	First Renewal Term:

Months 49-60: $67,964.44 per month ($1.55 per sq. ft. of Rentable Area)

(ii)	Second Renewal Term:

Months 61-72: Prevailing Market Rent as of the commencement of the second Renewal Term (as determined pursuant to Exhibit E).

Months 73-84: 103% of Base Rent for Months 61-72.

(iii)	Third Renewal Term:

Months 85-96: Prevailing Market Rent as of the commencement of the third Renewal Term (as determined pursuant to Exhibit E).

Months 97-108: 103% of Base Rent for Months 85-96.

(iv)	Fourth Renewal Term:

Months 12, 24, 36 or 48 (109-122, 132, 144, or 156): Prevailing Market Rent as of the commencement of the Fourth Renewal Term (as determined pursuant to Exhibit E).

5. RENT

5.1 Base Rent. Commencing upon the Rent Commencement Date, and thereafter during the Term, Tenant shall pay to Landlord the monthly Base Rent specified in Article 1 on or before the first day of each month, in advance, at the address specified for Landlord in Article 1, or at such other place as Landlord designates in writing, without any prior notice or demand and without any deductions or setoff whatsoever (except as otherwise expressly provided in this Lease). If the Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Termination Date occurs on a day other than the last day of a calendar month, then the Base Rent for such fractional month will be prorated on the basis of the actual number of days in such month.

5.2 Additional Rent. All sums due from Tenant to Landlord under the terms of this Lease (other than Base Rent) shall be additional rent (“Additional Rent”), including without limitation the charges for Operating Expenses (described in Article 7) and all sums incurred by Landlord and reimbursable hereunder by Tenant to Landlord due to Tenant’s failure to perform its obligations under this Lease. Except as otherwise expressly provided herein, all Additional Rent that is payable to Landlord shall be paid at the time and place that Base Rent is paid. Landlord will have the same remedies for a default in the payment of any Additional Rent as for a default in the payment of Base Rent. Together, Base Rent and Additional Rent are sometimes referred to in this Lease as “Rent”.

5.3 Late Payment. Any unpaid Rent shall bear interest from the date due until paid at the rate of interest charged by Bank of America at its offices in San Francisco as its prime or reference rate, plus 4% (the “Interest Rate”). In addition, Tenant recognizes that late payment of any Rent will result in administrative expense to Landlord, the extent of which expense is difficult and economically impracticable to determine. Therefore, Tenant agrees that if Tenant fails to pay any Rent within five (5) days after its due date, an additional late charge of five percent (5%) of the sums so overdue shall become immediately due and payable; provided, however, if such a failure occurs only once in any twelve (12) month period, such late charge will not be payable with respect to such a failure. Tenant agrees that the late payment charge is a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of such failure by Tenant. In the event of nonpayment of interest or late charges on overdue Rent, Landlord shall have, in addition to all other rights and remedies, the rights and remedies provided in this Lease and by law for nonpayment of rent.

5.4 Security Deposit. Concurrently with the execution of this Lease, Tenant shall deliver to Landlord the Security Deposit described in Article 1 in the form of cash or a letter of credit which is payable as provided herein. The Security Deposit shall be held by Landlord as security for the faithful performance of this Lease by Tenant of all of the terms, covenants and conditions of this Lease. If there is an Event of Default by Tenant with respect to any provisions of this Lease, including but not limited to the payment of Rent, Landlord may (but shall not be obligated to), without waiving any of Landlord’s other rights and remedies under this Lease, apply the Security Deposit in whole or in part to remedy any failure by Tenant to pay any sums due under this Lease, to repair or maintain the Premises (with respect to repairs and maintenance that are Tenant’s obligation hereunder), to perform any other terms, covenants or conditions of Tenant contained in this Lease, or to compensate Landlord for any costs, loss or damages which Landlord may suffer due to Tenant’s Event of Default. To the extent inconsistent with the foregoing, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute, if applicable. Should Landlord so apply any portion of the Security Deposit, Tenant shall replenish the Security Deposit to the original amount within ten (10) business days after written demand by Landlord and Tenant’s failure to do so shall, at Landlord’s option, be an Event of Default by Tenant under this Lease. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. No trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit. If Landlord transfers the Premises or the Property during the Term, Landlord may pay the Security Deposit to any subsequent assignee or transferee in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of thirty (30) days following the surrender of the Premises by Tenant to Landlord within which to inspect the Premises, make required restorations and repairs, receive and verify workmen’s billings therefore, and prepare a final accounting with respect to the Security Deposit. In no event shall the Security Deposit be considered prepaid rent, except to the extent Landlord elects to apply such proceeds to rent becoming due in the future. If Tenant elects to use a letter of credit as the Security Deposit, the letter of credit shall be issued by a bank (the “L-C Bank”) reasonably approved by Landlord and shall be in a form that is reasonably acceptable to Landlord in Landlord’s reasonable discretion. The L-C Bank shall be a bank that accepts deposits, maintains accounts, has a local Santa Clara County office that will negotiate the letter of credit, or if no local office then the letter of credit shall provide for draws by Landlord upon delivery of the written draw request by courier or by fax (to be confirmed by telephone and with original to follow within three (3) business days) and payment to be made by wire transfer to Landlord’s account as directed by Landlord upon receipt of the original or fax request. The deposits of the L-C Bank shall be insured by the Federal Deposit Insurance Corporation. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the letter of credit. The letter of credit shall: (a) name Landlord as beneficiary; (b) allow Landlord to make partial and multiple draws thereunder up to the face amount, as determined by Landlord in accordance with this Lease; (c) require the L-C Bank to pay to Landlord the amount of a draw upon receipt by the L-C Bank of a sight draft signed by Landlord and presented to the L-C Bank accompanied by a certification by Landlord that an Event of Default has occurred and is continuing or that Tenant has failed to renew the letter of credit at least thirty (30) days prior to its expiration, and stating that the amount requested by Landlord is the amount needed to compensate Landlord in accordance with this Section 5.4; and (d) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in this Lease to the assignee or transferee without having to obtain the consent of Tenant or the L-C Bank. The letter of credit shall by its terms expire not less than one (1) year from the date issued, and shall provide for automatic one (1) year extensions unless Landlord is notified in writing not less than sixty (60) days prior to such expiration from the L-C Bank that the letter of credit will not be extended. In any event, unless Tenant deposits with Landlord a comparable cash Security Deposit or a replacement letter of credit, said letter of credit shall be renewed by Tenant for successive periods of not less than one (1) year. Tenant’s failure to renew (including specifically but not limited to the delivery to Landlord of such renewal not less than thirty (30) days prior to expiration of the letter of credit) and maintain such letter of credit, shall entitle Landlord to draw on the letter of credit. Tenant shall be entitled to change banks issuing the letter of credit from time to time, subject to Landlord’s reasonable approval and provided that the letter of credit meets the other conditions of this Section. Landlord shall be entitled to draw upon the letter of credit in accordance with this Section or at any time within thirty (30) days prior to the expiration date of the letter of credit in accordance with the terms of this Lease, unless Tenant shall have delivered to Landlord a replacement letter of credit meeting the requirements of this Section.

6. USE OF PREMISES AND CONDUCT OF BUSINESS

6.1 Permitted Use. Tenant may use and occupy the Premises during the Term solely for the uses specified and permitted in Article 1 and for no other purpose without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole discretion; provided that, subject to Article 14, (a) during the first two (2) years of the Term, Tenant shall have the right to Sublease up to fifty percent (50%) of the Premises for service office use (i.e. law firms, accounting firms, consulting firms and other professional service uses, other than medical clinics, medical offices or dental offices) (“Service Office Use”), and (b) at any other time during the Term, Tenant shall have the right to Sublease up to twenty-five (25%) of the Premises for Service Office Use, without Landlord’s approval of a change in use. Tenant’s use of the Property shall in all respects comply with all Applicable Laws (as defined in Section 11.1).

6.2 Prohibited Uses. Tenant shall not use the Premises or allow the Premises to be used for any purpose that (a) is illegal, (b) in any manner causes, creates or results in a waste or a private or public nuisance, (c) is of a nature to involve substantial hazard, such as the manufacture or use of explosives, chemicals or products that may explode or that otherwise may harm the health or welfare of persons or the physical environment (provided that the research, development and manufacture of pharmaceutical and biotechnology products shall not be deemed to be inherently hazardous and is specifically permitted hereunder, subject to the provisions of Article 12), or (d) involves the release of any Hazardous Materials, except for Hazardous Materials that Tenant has the right to use on the Premises pursuant to Section 12.3. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any Hazardous Material in the drainage system of the Premises, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment which causes any substantial noise or vibration. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises or outside of the Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose or inside of the Premises where approved by Landlord. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored outside or permitted to remain outside the Premises or on any portion of the Exterior Area unless otherwise approved by Landlord in its sole discretion. No loudspeaker or other device, system or apparatus that can be heard by the occupants of any neighboring property shall be used in or at the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld. No explosives or firearms shall be brought into the Premises.

7. OPERATING EXPENSES

7.1 Net Lease. This Lease is intended to be a net lease, and the Base Rent and all Additional Rent are to be paid by Tenant absolutely net of all costs and expenses relating to Landlord’s ownership, operation and maintenance of the Property, except as specifically provided in this Lease. The provisions of this Article 7 for the payment of Operating Expenses are intended to pass on to Tenant all such costs and expenses that are incurred by Landlord in connection with the ownership, operation and maintenance of the Property beginning on the Rent Commencement Date.

7.2 Operating Expenses. For purposes of this Article 7, “Operating Expenses” means the total costs and expenses paid or incurred by Landlord in connection with the ownership, management, operation, maintenance, repair and replacement of the Property, beginning on the Rent Commencement Date, including, without limitation, all costs of:

(a) taxes, assessments and charges levied upon or with respect to the Property or any personal property of Landlord used in the operation of the Property, or on Landlord’s interest in the Property or its personal property (“Real Estate Taxes”). Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, charges, fees, or assessments for transit, housing, police, fire, or other governmental services or purported benefits to the Property or the occupants thereof, service payments in lieu of taxes that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California or any political subdivision thereof, or any other political or public entity, and shall also include any other tax, assessment or fee, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties as of the Effective Date. Real Estate Taxes shall also include reasonable legal fees, costs, and disbursements incurred in connection with proceedings to contest, determine, or reduce Real Estate Taxes. Real Estate Taxes shall not include franchise, transfer, succession, gift, inheritance, gross receipts or capital stock taxes or income taxes measured by the net income of Landlord unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax. Without limiting the generality of the foregoing, Landlord shall have the right, in its sole discretion, to cause all Real Estate Taxes applicable to the Property to be segregated from other real property owned by Landlord, and to have such Real Estate Taxes billed directly to Tenant by the Santa Clara County Assessor. In the event Landlord exercises such right, Tenant shall be liable for and shall pay before delinquency all such Real Estate Taxes applicable to the Term and shall deliver satisfactory evidence of such payment to Landlord. As soon as reasonably possible after the Commencement Date (taking into account the schedule of the Santa Clara County Tax Assessor) (i) Landlord shall apply for a reduction in all taxes based upon the value of the Premises, (ii) Landlord shall diligently pursue such reduction, (iii) all costs of such application and pursuance shall be the sole responsibility and expense of Landlord, and (iv) any reduction for periods during the Term of this Lease (including any retroactive reduction) shall be immediately passed on and credited to Tenant hereunder. Notwithstanding the foregoing, during the first six (6) months after the Rent Commencement Date, Tenant shall only be required to pay fifty percent (50%) of the Real Estate Taxes that would otherwise be due and payable under this Lease (taking into account any reductions obtained by Landlord pursuant to this Section (i.e. 50% based on any lower valuation obtained)), unless Tenant enters into an Assignment or Sublease of the Premises (except for an Assignment or Sublease pursuant to Section 14.7) during such six (6) month period, in which event one hundred (100%) of the Real Estate Taxes shall be due during the period of such Assignment or Sublease. To the extent any taxes are assessed that are payable by Tenant hereunder and as to which Landlord could elect to pay a lump sum or installments over time, Landlord will elect to pay in installments, and Tenant shall be responsible for only those installments due during the Term.

(b) repair, maintenance, replacement and supply of air conditioning, heating, ventilating, mechanical, elevator, sanitary and storm drainage systems and all other mechanical systems (the “Building Systems”);

(c) landscaping and gardening of the Exterior Area;

(d) repaving, repairing, maintaining and restriping of parking areas, amortized over its useful life as reasonably determined by Landlord;

(e) repairs and maintenance to the Exterior Area, and all labor and material costs related thereto;

(f) repair, maintenance and replacement of any security systems and fire protection systems installed in the Premises;

(g) reasonable general maintenance, janitorial services, trash removal, cleaning and service contracts and the cost of all supplies, tools and equipment required in connection therewith;

(h) all premiums and costs for reasonable insurance carried by Landlord on the Premises, the Exterior Area and the Property, or in connection with the use or occupancy thereof (including all amounts paid as a result of loss sustained that would be covered by such policies but for deductible or self-insurance provisions up to $25,000), including, but not limited to, the premiums and cost of fire and extended coverage, earthquake, vandalism and malicious mischief, public liability and property damage, worker’s compensation insurance, rental income insurance and any other insurance commonly carried by prudent owners of comparable buildings, provided that Tenant shall not be responsible for the costs of terrorism or mold insurance;

(i) to the extent not included in subsection (j) below, wages, salaries, payroll taxes and other labor costs and employee benefits for all persons (excluding executives of Landlord or Landlord’s managing agent) engaged in the operation, management, maintenance and security of the Property;

(j) a commercially reasonable management fee that, as long as The Board of Trustees of the Leland Stanford Junior University (or any affiliate of it) is the Landlord under this Lease, is payable to an entity other than Landlord (or any affiliate of Landlord);

(k) fees, charges and other costs of all independent contractors engaged by Landlord to provide services to be provided by Landlord hereunder;

(l) license, permit and inspection fees for work required to be performed by Landlord hereunder;

(m) the cost of any transit services or traffic mitigation programs that Landlord implements in the Stanford Research Park, including without limitation charges for service and surcharges imposed directly or indirectly on the Property by any governmental agencies on or with respect to transit (including transit services which may be provided in the future to occupants of the Stanford Research Park) or automobile usage or parking facilities (collectively, “Transit Fees”). Tenant’s share of Transit Fees shall be assessed pro rata and on a non-discriminatory basis, based on a reasonable standard applied in a non-discriminatory manner (that is not based on whether other tenants of Landlord are obligated to pay such Transit Fees) by Landlord (for example, based on the rentable area of the Premises as compared to the total rentable area of the Stanford Research Park (or the area being served by the service, if less than the entire Stanford Research Park), or based on the average employee headcount in the Premises as compared to the overall employee density of the Stanford Research Park). Tenant shall not be required to pay any Transit Fees for programs that do not serve the Premises. Notwithstanding the foregoing, Landlord represents that, as of the Effective Date, there are no Transit Fees applicable to the Premises;

(n) Tenant’s pro rata share (based on the Rentable Area of the Premises as compared to the Rentable Area of the other properties of Landlord that use such supplies, tools, machines and equipment) of the cost of supplies, tools, machines and equipment used in operation and maintenance of the Exterior Area;

(o) any reasonable capital improvements to the Property that are (i) necessary to satisfy Landlord’s maintenance and repair obligations under this Lease, (ii) made to the Property as a labor-saving or energy saving device, (iii) made to the Property to reduce Operating Expenses, or (iv) required due to any change in Applicable Law after the date of this Lease; provided that the cost of any such capital improvements shall be amortized over the useful life of the improvement in question (determined in accordance with applicable tax laws), together with interest on the unamortized balance at an interest rate equal to Landlord’s cost of funds used for the purpose of constructing such capital improvements;

(p) the cost of contesting the validity or applicability of any governmental enactments that may affect Operating Expenses;

(q) audit and bookkeeping fees, legal fees and expenses incurred in connection with the operation or management of the Property, including, without limitation, the costs of audits by certified public accountants of Operating Expense records (excluding costs incurred in connection with negotiations or disputes with tenants or prospective tenants);

(r) to the extent not included within subsection (j) above, Tenant’s pro rata share (based on the Rentable Area of the Premises as compared to the Rentable Area of all of Landlord’s properties within the Stanford Research Park supported by such office) of the costs for an off-site property management office; and

(s) any other expenses of any kind whatsoever reasonably incurred in connection with the management, operation, maintenance and repair of the Property.

Notwithstanding anything to the contrary herein, (i) all capital improvements included within the definition of Operating Expenses shall be amortized over the useful life of the improvement in question (determined in accordance with applicable tax laws), and (ii) Operating Expenses shall not include the repairs and replacements to the Building Structure that shall be performed at Landlord’s sole cost and expense pursuant to Section 8.1.

7.3 Payment of Operating Expenses. Commencing on the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12) of the Operating Expenses for each calendar year or portion thereof during the Term, in advance, on or before the first day of each month in an amount estimated by Landlord as stated in a written notice to Tenant. Landlord may by written notice to Tenant revise such estimates from time to time and Tenant shall thereafter make payments on the basis of such revised estimates. With reasonable promptness after the expiration of each calendar year, Landlord will furnish Tenant with a statement (“Landlord’s Expense Statement”) setting forth in reasonable detail the actual Operating Expenses for the prior calendar year and, if requested by Tenant, including reasonable back-up documentation. If the actual Operating Expenses for such year exceed the estimated Operating Expenses paid by Tenant for such year, Tenant shall pay to Landlord (whether or not this Lease has terminated) the difference between the amount of estimated Operating Expenses paid by Tenant and the actual Operating Expenses within twenty (20) days after the receipt of Landlord’s Expense Statement. If the total amount paid by Tenant for any year exceeds the actual Operating Expenses for that year, the excess shall be credited against the next installments of Base Rent due from Tenant to Landlord, or, if after the Termination Date, the excess shall first be credited against any unpaid Base Rent or Additional Rent due and any remaining excess shall be refunded to Tenant concurrently with the furnishing of Landlord’s Expense Statement.

7.4 Proration. If either the Rent Commencement Date or the Termination Date occurs on a date other than the first or last day, respectively, of a calendar year, Operating Expenses for the year in which the Rent Commencement Date or Termination Date occurs shall be prorated based on a 365-day year.

7.5 Utility Costs. Commencing on the Commencement Date, Tenant shall be solely responsible for and shall make all arrangements for all utilities and other services exclusively furnished to or used at the Premises, including, without limitation, water, gas, electricity, telephone and other electronic communications services, sewer service, waste pick-up and any other utilities, materials and services.

7.6 Taxes on Tenant’s Property and Business. Tenant shall pay prior to delinquency all taxes levied or assessed by any local, state or federal authority upon the conduct of Tenant’s business in the Premises or upon Tenant’s Property (as defined in Section 9.5) and shall deliver satisfactory evidence of such payment to Landlord. If the assessed value of the Property is increased by the inclusion of a value placed upon Tenant’s Property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the portion of Landlord’s taxes resulting from said increase in assessment, as determined from time to time by Landlord.

7.7 Tenant’s Right to Perform. Notwithstanding any of the foregoing, Tenant may elect at any time by written notice to Landlord to undertake the service, repair, maintenance and replacement obligations set forth in Sections 7.2 and 8.1, or any portion thereof; provided that in all circumstances Landlord shall continue to pay, and be reimbursed by Tenant for, the costs set forth in Section 7.2(a), (h), (m) and (o). In the event Tenant elects to undertake a portion of such obligations, the management fee owing to Landlord pursuant to Section 7.2(j) shall be equitably reduced as reasonably determined by Landlord and in the event Tenant elects to undertake all of such obligations (excepting those set forth in Section 7.2(a), (h), (m) and (o)), Tenant shall not owe Landlord any management fee or any amounts under Sections 7.2(i), (n) or (r) . Notwithstanding the foregoing, Landlord shall have the right to take over the service, repair, maintenance and replacement obligations set forth in Sections 7.2 and 8.1 upon written notice to Tenant in the event: (a) Tenant elects to undertake such obligations but fails to perform such obligations in a manner commensurate with comparable office buildings located in the Stanford Research Park and such failure is not cured within thirty (30) days after receipt of written notice from Landlord of such failure (the “Failure Notice”), (b) Landlord delivers in good faith more than three (3) Failure Notices within any twelve (12) month period, or (c) Tenant enters into an Assignment of this Lease or a Sublease of more than fifty (50%) of the Premises, except for an Assignment or Sublease in accordance with Section 14.7. In the event Tenant elects to undertake such obligations, or any portion thereof, Landlord shall have the right at least once in any twelve (12) month period, after five (5) days notice to Tenant, to conduct an inspection of the Premises to ensure that Tenant is meeting the requirements set forth in this Section 7.7 and Tenant shall reimburse Landlord for its reasonable costs incurred in conducting such investigation within twenty (20) days after receipt of an invoice from Landlord.

7.8 Tenant’s Audit Rights. Notwithstanding anything in this Lease to the contrary, Tenant shall have the right, after reasonable notice, at reasonable times, and no more than once in any calendar year, to inspect and photocopy at Landlord’s office Landlord’s accounting records relating to the operation and management of the Property. If, after such inspection and photocopying, Tenant disputes the amount of Operating Expenses, Tenant shall have the right to engage an independent certified public accountant reasonably approved by Landlord to audit and/or review Landlord’s records to determine the proper amount of Operating Expenses. If it shall be finally determined by such audit that there was an error in calculating the Operating Expenses, then either (a) Landlord shall at its election reimburse Tenant for any overpayment or credit the amount of such overpayment against the next monthly installment of Operating Expenses payable under this Lease, or (b) Tenant shall within twenty (20) days after such determination pay any amounts due to Landlord. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration through JAMS San Jose or San Francisco offices within thirty (30) days after receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord’s determination of Operating Expenses was in error in Landlord’s favor by more than five percent (5%), Landlord shall pay the cost of such audit. Nothing in this Section 7.8 shall entitle Tenant to withhold any disputed portion of Operating Expenses pending the results of the audit.

8. REPAIRS, MAINTENANCE AND SERVICES

8.1 Landlord’s Obligations. Except as specifically provided in this Lease, Landlord shall not be required to furnish any services, facilities or utilities to the Premises or to Tenant, and Tenant assumes full responsibility for obtaining and paying for all services, facilities and utilities to the Premises. Landlord will repair, replace and maintain the Building Systems, the Exterior Area, and the structural portions of the Premises, including the foundation, floor/ceiling slabs, roof, curtain wall, mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, and elevators (collectively, the “Building Structure”). Tenant shall notify Landlord in writing when it becomes aware of the need for any repair, maintenance or replacement which is Landlord’s responsibility under this Section. The costs of such repair, replacement and maintenance shall be included in Operating Expenses; provided, however, that Operating Expenses will not include costs (and Tenant will not be billed for such costs) for any capital repair to or replacement of the Building Structure (excluding the costs of non-capital repair and maintenance of the Building Structure). Notwithstanding the foregoing, Tenant shall reimburse Landlord upon written demand as Additional Rent for the cost of any repair to the Premises, Building Structure, Building Systems or Exterior Area which is attributable to the conduct (other than Tenant’s use of the Premises in the ordinary course of business) of Tenant or Tenant’s Agent. This reimbursement shall be Additional Rent. Tenant hereby waives and releases any right it may have under any law, statute or ordinance now or hereafter in effect to make any repairs which are Landlord’s obligation under this Section.

8.2 Tenant’s Obligations. Except as provided in Sections 8.1, 12.2(b), 12.5(b) and 12.5(c), Tenant assumes full responsibility for the repair, replacement and maintenance of the Premises. Tenant shall take good care of the Premises and keep the Premises (other than the Exterior Area, Building Structure and Building Systems which are the responsibility of Landlord) in good working order and in a clean, safe and sanitary condition. All repairs and replacements by Tenant shall be made and performed: (a) at Tenant’s cost and expense, (b) by contractors or mechanics approved by Landlord, in accordance with Section 9.3(a), (c) so that same shall be at least equal in quality, value and utility to the original work or installation at the Effective Date, (d) in a manner and using equipment and materials that will not interfere with or impair the operation of the Building Systems, and (e) in accordance with Article 9 (if applicable), and all Applicable Laws.

8.3 Security. Tenant shall be solely responsible for the security of the Premises and Tenant’s Agents while in or about the Premises. Any security services provided to the Property by Landlord shall be at Landlord’s sole discretion and Landlord shall not be liable to Tenant or Tenant’s Agents for any failure to provide security services or any loss, injury or damage suffered as a result of a failure to provide security services.

8.4 Special Services. If Tenant requests any services from Landlord other than those for which Landlord is obligated under this Lease, Tenant shall make its request in writing and Landlord may elect in its sole discretion whether to provide the requested services. If Landlord provides any special services to Tenant, Landlord shall charge Tenant for such services at the actual cost incurred by Landlord in providing the services and Tenant shall pay the cost of such services as Additional Rent within fifteen (15) business days after receipt of Landlord’s invoice.

9. INITIAL IMPROVEMENT WORK; ALTERATIONS

9.1 Tenant Improvements. Tenant shall be responsible for the design and construction of all initial improvements to the Premises (the “Tenant Improvement Work”) and shall use diligent efforts to cause the construction of the Tenant Improvement Work in a first class manner and in compliance with all Applicable Laws. Without limiting any other provision of this Lease, all of the provisions of this Article 9 and of Article 10 (Liens) shall apply to the Tenant Improvement Work. Landlord shall provide to Tenant a Tenant Improvement Allowance in the amount of $11.40 per square foot of Rentable Area, for a total Tenant Improvement Allowance of $500,000. Any costs in excess of the Tenant Improvement Allowance shall be paid by Tenant. The Tenant Improvement Allowance shall be used for the cost of developing and constructing the improvements to the Premises as set forth in the Site Plan dated May 14, 2004 and hereby approved by Landlord (including architects, design, inspection, construction and project management costs and related services and expenses, insurance and utilities) and shall not be used for any items of personal property. Landlord shall pay the Tenant Improvement Allowance to Tenant after the later of: (a) the date Tenant occupies the Premises and commences its business operations from the Premises, and (b) the Rent Commencement Date; provided that Tenant has provided to Landlord (x) an itemized statement of Tenant Improvement Work expenses, accompanied by reasonably detailed invoices and other supporting information as is reasonably requested by Landlord, and (y) either (i) unconditional lien releases in the form required under California Civil Code Section 3262 from all contractors, subcontractors and materialmen who shall have furnished materials or supplies or performed work or services in connection with the Tenant Improvement Work or (ii) evidence that Tenant has bonded over any liens that are in good faith disputed by Tenant. In the event Tenant does not expend all of the Tenant Improvement Allowance in construction of the Tenant Improvement Work, Landlord shall pay such excess amount to Tenant with the payment of the expended Tenant Improvement Allowance pursuant to the foregoing sentence. Notwithstanding the foregoing, Landlord shall have no obligation to pay the Tenant Improvement Allowance to the extent that (i) an Event of Default by Tenant exists under this Lease; (ii) a lien has been filed with respect to the Tenant Improvement Work that has not been released (subject to Tenant’s right to bond over any liens that are in good faith disputed by Tenant); (iii) Tenant is not in compliance with the terms of all applicable permits for the Tenant Improvement Work; or (iv) the insurance required under this Lease is not in full force and effect; in each case until such Event of Default or failure to comply is cured, at which time payment will be made.

9.2 Alterations by Tenant. After completion of the Tenant Improvement Work, Tenant shall not make or permit any alterations to the Building Systems, and shall not make or permit any alterations, installations, additions or improvements, structural or otherwise (collectively, “Alterations”) in or to the Premises without Landlord’s prior written consent, which Landlord shall not unreasonably withhold, condition or delay. Landlord shall respond to any request by Tenant to make any Alteration within ten (10) business days after receipt of such request for consent from Tenant. Notwithstanding the foregoing, Landlord’s consent shall not be required (a) in the case of interior, cosmetic non-structural Alterations that do not require a permit, or affect the Building Systems, or affect the entryways or elevators, or (b) in the case of other Alterations that do not exceed a total price of One Hundred Thousand Dollars ($100,000) per project and do not affect the Building Systems or the structural integrity of the Premises. All Alterations shall be done at Tenant’s sole cost and expense, including without limitation the cost and expense of obtaining all permits and approvals required for any Alterations.

9.3 Project Requirements. The following provisions of this Section 9.3 shall apply to all Alterations, whether or not requiring Landlord’s approval (unless otherwise noted):

(a) Prior to entering into a contract for Alterations requiring Landlord’s approval, Tenant shall obtain Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed, of the identity of each of the design architect and the general contractor. Notwithstanding the foregoing, for purposes of the Tenant Improvement Work, the following architects and general contractors are hereby approved by Landlord: Dowler-Gruman Associates and SC Builders, Inc.

(b) Before commencing the construction of any Alterations, Tenant shall procure or cause to be procured the insurance coverage (either as part of Tenant’s regular insurance policy or by separate policies) described below and provide Landlord with certificates of such insurance in form reasonably satisfactory to Landlord. All such insurance shall comply with the following requirements of this Section and of Section 13.2.

(i) During the course of construction, to the extent not covered by property insurance maintained by Tenant pursuant to Section 13.2, comprehensive “all risk” builder’s risk insurance, including vandalism and malicious mischief, excluding earthquake and flood, covering all improvements in place on the Premises, all materials and equipment stored at the site and furnished under contract, and all materials and equipment that are in the process of fabrication at the premises of any third party or that have been placed in transit to the Premises when such fabrication or transit is at the risk of, or when title to or an insurable interest in such materials or equipment has passed to, Tenant or its construction manager, contractors or subcontractors (excluding any contractors’, subcontractors’ and construction managers’ tools and equipment, and property owned by the employees of the construction manager, any contractor or any subcontractor), such insurance to be written on a completed value basis in an amount not less than the full estimated replacement value of Alterations.

(ii) Commercial general liability insurance covering Tenant, Landlord and each construction manager, contractor and subcontractor engaged in any work on the Premises, which insurance may be effected by endorsement, if obtainable, on the policy required to be carried pursuant to Section 13.2, including insurance for completed operations, elevators, owner’s, construction manager’s and contractor’s protective liability, products completed operations for one (1) year after the date of acceptance of the work by Tenant, broad form blanket contractual liability, broad form property damage and full form personal injury (including but not limited to bodily injury), covering the performance of all work at or from the Premises by Tenant, its construction manager, contractors and subcontractors, and in a liability amount not less than the amount at the time carried by prudent owners of comparable construction projects, but in any event not less than Two Million Dollars ($2,000,000) combined single limit, which policy shall include thereunder for the mutual benefit of Landlord and Tenant, bodily injury liability and property damage liability, and automobile insurance on any non-owned, hired or leased automotive equipment used in the construction of any work.

(iii) Workers’ Compensation Insurance approved by the State of California, in the amounts and coverages required under workers’ compensation, disability and similar employee benefit laws applicable to the Premises, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) or such higher amounts as may be required by law.

(c) All construction and other work in connection with any Alterations shall be done at Tenant’s sole cost and expense and in a prudent and first class manner. Tenant shall construct the Alterations in accordance with all Applicable Laws, and with plans and specifications that are in accordance with the provisions of this Article 9 and all other provisions of this Lease.

(d) Prior to the commencement of any Alteration in excess of Ten Thousand Dollars ($10,000), Landlord shall have the right to post in a conspicuous location on the Premises and to record in the public records a notice of Landlord’s nonresponsibility. Tenant covenants and agrees to give Landlord at least ten (10) days prior written notice of the commencement of any such Alteration in order that Landlord shall have sufficient time to post such notice.

(e) Tenant shall take all necessary safety precautions during any construction.

(f) Tenant shall prepare and maintain (i) on a current basis during construction, annotated plans and specifications showing clearly all changes, revisions and substitutions during construction, and (ii) upon completion of construction of the Alterations, as-built drawings showing clearly all changes, revisions and substitutions during construction, including, without limitation, field changes and the final location of all mechanical equipment, utility lines, ducts, outlets, structural members, walls, partitions and other significant features. These as-built drawings and annotated plans and specifications shall be kept at the Premises and Tenant shall update them as often as necessary to keep them current. The as-built drawings and annotated plans and specifications shall be made available for copying and inspection by Landlord at all reasonable times.

(g) Upon completion of the construction of any Alterations in excess of Ten Thousand Dollars ($10,000) during the Term, Tenant shall file for recordation, or cause to be filed for recordation, a notice of completion and shall deliver to Landlord evidence satisfactory to Landlord of payment of all costs, expenses, liabilities and liens arising out of or in any way connected with such construction (except for liens that are contested in the manner provided herein).

9.4 Ownership of Improvements. Except as provided in Section 9.5, all Tenant Improvement Work, Alterations, and any other appurtenances, fixtures, improvements, equipment, additions and property permanently attached to or installed in the Premises at the commencement of or during the Term, shall at the end of the Term become Landlord’s property without compensation to Tenant, or be removed in accordance with this Section. Upon written request by Tenant, Landlord shall notify Tenant in writing at the time of Landlord’s approval of Alterations whether or not the proposed Alterations will be required to be removed by Tenant at the end of the Term. Tenant shall have no obligation to remove any (a) Alterations that Landlord has not designated in writing for removal, or (b) the Tenant Improvement Work. Tenant shall repair or pay the cost of repairing any damage to the Premises caused by the removal of Alterations. If Tenant fails to perform its repair obligations, without limiting any other right or remedy, Landlord may on five (5) business days prior written notice to Tenant perform such obligations at Tenant’s expense and Tenant shall reimburse Landlord within twenty (20) days after demand for all reasonable out-of-pocket costs and expenses incurred by Landlord in connection with such repair. Tenant’s obligations under this Section shall survive the termination of this Lease. Notwithstanding the foregoing, wet laboratory case work, fume hoods, flow hoods, high density filing systems and cabinets, computing and telecommunications equipment, appliances and Tenant’s Property will be considered trade fixtures owned by Tenant, and subject to Section 9.5, Tenant shall have the right to remove or leave them at the end of the Term.

9.5 Tenant’s Personal Property. All furniture, trade fixtures, furnishings, equipment and articles of movable personal property installed in the Premises by or for the account of Tenant (except for ceiling and related fixtures, HVAC equipment and floor coverings, which shall become the property of Landlord at the end of the Term), and which can be removed without structural or other material damage to the Premises (collectively, “Tenant’s Property”) shall be and remain the property of Tenant and may be removed by it at any time during the Term. Notwithstanding the foregoing, Tenant’s Property shall not include the Affixed Furniture. Tenant shall remove from the Premises all Tenant’s Property on or before the Termination Date, except such items as the parties have agreed pursuant to the provisions of this Lease or by separate agreement are to remain and to become the property of Landlord. Tenant shall repair or pay the cost of repairing any damage to the Premises resulting from such removal, and the provisions of Section 9.4 above shall apply in the event Tenant fails to do so. Any items of Tenant’s Property which remain in the Premises after the Termination Date may, on five (5) business days prior written notice to Tenant, at the option of Landlord, be deemed abandoned and in such case may either be retained by Landlord as its property or be disposed of, without accountability, at Tenant’s expense in such manner as Landlord may see fit.

10. LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished or obligations incurred by or for Tenant and not paid when due. If Tenant does not, within ten (10) days following notice of the imposition of any such lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided in this Lease and by law, the right but not the obligation to cause any such lien to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses reasonably incurred by it in connection therewith (including, without limitation, reasonable counsel fees) shall be payable to Landlord by Tenant upon demand with interest from the date incurred at the Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law or that Landlord shall deem proper for the protection of Landlord and the Premises from mechanics’ and materialmen’s liens, as more specifically provided in Section 9.3(d).

11. COMPLIANCE WITH LAWS AND INSURANCE REQUIREMENTS

11.1 Applicable Laws. Tenant, at Tenant’s cost and expense, shall comply with all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval, and requirements, of all federal, state, county, municipal and other governmental authorities and the departments, commissions, boards, bureaus, instrumentalities, and officers thereof, and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Premises or the use, operation or occupancy of the Premises by Tenant, whether now existing or hereafter enacted (collectively, “Applicable Laws”); provided that Tenant shall have no responsibility for compliance with Applicable Laws relating to (i) the Pre-Existing Environmental Condition (as defined in Section 12.2), or (ii) any Third Party Environmental Condition (as defined in Section 12.5(c)), except to the extent the acts or negligent omissions of Tenant or Tenant’s Agents or subtenants on or about the Premises cause an exacerbation of the Pre-Existing Environmental Condition or any Third Party Environmental Condition. Without limiting the foregoing, Tenant shall be solely responsible for compliance with and shall make or cause to be made all such improvements and alterations to the Premises (including, without limitation, removing barriers and providing alternative services) as shall be required to comply with all applicable building codes, laws and ordinances relating to public accommodations associated with or arising from Tenant’s use of the Premises or Tenant’s Alterations, including the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12111 et seq. (the “ADA”), and the ADA Accessibility Guidelines promulgated by the Architectural and Transportation Barriers Compliance Board, the public accommodations title of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000a et. seq., the Architectural Barriers Act of 1968, 42 U.S.C. §§ 4151 et. seq., as amended, Title V of the Rehabilitation Act of 1973, 29 U.S.C. §§ 790 et. seq., the Minimum Guidelines and Requirements for Accessible Design, 36 C.F.R. Part 1190, the Uniform Federal Accessibility Standards, and Title 24 of the California Code of Regulations, as the same may be amended from time to time, or any similar or successor laws, ordinances and regulations, now or hereafter adopted. Tenant’s liability shall be primary and Tenant shall indemnify Landlord in accordance with Section 13.1 in the event of any failure or alleged failure of Tenant to comply with Applicable Laws. Any work or installations made or performed by or on behalf of Tenant or any person or entity claiming through or under Tenant pursuant to the provisions of this Section shall be made in conformity with and subject to the provisions of Article 9.

11.2 Insurance Requirements. Tenant shall not do anything, or permit anything to be done, in or about the Premises that would subject Landlord to any liability or responsibility for injury to any person or property by reason of any business operation being conducted in the Premises. Landlord shall have the right to terminate this Lease, effective upon notice to Tenant, in the event Tenant does anything or permits anything to be done, in or about the Premises that (a) invalidates or is in conflict with the provisions of or causes any increase in the applicable rates for any fire or other insurance policies covering the Premises or any property located therein (unless Tenant pays for such increased costs), or (b) results in a refusal by fire insurance companies of good standing to insure the Premises or any such property in amounts reasonably satisfactory to Landlord (which amounts shall be comparable to the amounts required by comparable landlords of comparable buildings). Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body that shall hereafter perform the function of such Association.

12. HAZARDOUS MATERIALS

12.1 Definitions. As used in this Lease, the following terms shall have the following meanings:

(a) “Environmental Laws” mean all Applicable Laws, now or hereafter in effect, relating to environmental conditions, industrial hygiene or Hazardous Materials on, under or about the Property, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Solid Waste Disposal Act, 42 U.S.C. Section 6901, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 through 2629, the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, and any similar state and local laws and ordinances and the regulations now or hereafter adopted and published and/or promulgated pursuant thereto.

(b) “Hazardous Material” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Materials shall include, without limitation, petroleum hydrocarbons, including MTBE, crude oil or any fraction thereof, asbestos, radon, polychlorinated biphenyls (PCBs), methane, lead, urea formaldehyde foam insulation, microbial matter (including mold) and all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” “toxic substances,” “infectious wastes,” “biohazardous wastes,” “medical wastes,” “radioactive wastes” or which are otherwise listed, defined or regulated in any manner pursuant to any Environmental Laws.

(c) “Tenant Environmental Activity” means any use, treatment, keeping, storage, holding, release, emission, discharge, manufacturing, generation, processing, abatement, removal, disposition, handling, transportation, deposit, leaking, spilling, injecting, dumping or disposing of any Hazardous Materials from, into, on or under the Premises, the Exterior Area or the Property caused or permitted by Tenant or Tenant’s Agents or subtenants, and shall include any exacerbation of the Pre-Existing Environmental Condition or any Third Party Environmental Condition caused by the acts or negligent omissions of Tenant or any of Tenant’s Agents or subtenants.

(d) “Negligent omission” as referred to in this Lease as to any Pre-Existing Environmental Condition or any Third Party Environmental Condition, shall not include any failure of Tenant to control any migration of any Hazardous Material which constitutes any component of the Pre-Existing Environmental Condition or the Third Party Environmental Condition.

12.2 Environmental Releases.

(a) Tenant represents to Landlord that Tenant is aware that detectable amounts of Hazardous Materials have come to be located on, beneath and/or in the vicinity of the Premises as described in the documents listed on Schedule 12.2 attached hereto (the “Pre-Existing Environmental Condition”). Tenant acknowledges and agrees that the Property and Tenant’s interest under this Lease are subject to an Access Agreement for Monitoring Wells, Groundwater Extraction Wells, a Conveyance Pipeline, and Water Treatment Plant at 3176 Porter Drive, 3180 Porter Drive, 3210 Porter Drive and 3277 Miranda Avenue, Palo Alto, California dated December 4, 1992 between Landlord and Loral/Librascope Corporation (the “Access Agreement”), a copy of which is attached hereto as Exhibit F. Tenant has made such investigations and inquiries as it deems appropriate to ascertain the effects, if any, of the Pre-Existing Environmental Condition on its operations and persons using the Premises and the Exterior Area. Landlord makes no representation or warranty with regard to any aspect of the environmental condition of the Premises, the Exterior Area or the Property. Subject to Section 12.5(b), Tenant, on behalf of itself and its successors and assigns, hereby releases Landlord and Landlord’s officers, directors, trustees, agents and employees from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Tenant or any of Tenant’s Agents may have, claim to have, or which may hereafter accrue against the released parties or any of them, arising out of or relating to or in any way connected with the Pre-Existing Environmental Condition. In connection with such release, Tenant hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute. Nothing in the foregoing shall be deemed to release Landlord (i) from its indemnity obligation set forth in Section 12.5(b), or (ii) from any claim that a third party may have directly against Landlord under law.

(b) Landlord hereby releases Tenant from any and all claims, demands, debts, liabilities, and causes of action of whatever kind or nature, whether known or unknown or suspected or unsuspected which Landlord may have, claim to have, or which may hereafter accrue against Tenant, arising out of or relating to or in any way connected with the Pre-Existing

Environmental Condition, except to the extent the acts or negligent omissions of Tenant or Tenant’s Agents or subtenants on or about the Premises cause an exacerbation of the Pre-Existing Environmental Condition. In connection with such release, Landlord hereby waives any and all rights conferred upon it by the provisions of Section 1542 of the California Civil Code, which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

or by the provisions of any similar statute. Nothing in the foregoing shall be deemed to release Tenant from any obligations or indemnities it has expressly agreed to or assumed under this Lease.

12.3 Use of Hazardous Materials. Tenant shall not cause or permit any Hazardous Materials to be used, stored, discharged, released or disposed of in the Premises or cause any Hazardous Materials to be used, stored, discharged, released or disposed of in, from, under or about, the Property, or any other land or improvements in the vicinity of the Property, excepting only the types and minor quantities of Hazardous Materials which are normally used in connection with Tenant’s permitted use of the Premises and then only in strict accordance with all Applicable Laws, including all Environmental Laws. As of the Commencement Date, Tenant shall provide Landlord a complete list of all Hazardous Materials (excluding standard janitorial and office products) used or stored by Tenant or any of Tenant’s Agents or subtenants at the Premises. Throughout the Term, Tenant shall continue to update this list so that it remains current. Without limiting the foregoing, Tenant shall, at its own expense, procure, maintain in effect and comply with all conditions of any and all permits, licenses, and other governmental and regulatory approvals required for Tenant’s use of Hazardous Materials at the Premises, including, without limitation, discharge of appropriately treated materials or wastes into or through any sanitary sewer serving the Premises. Tenant shall in all respects handle, treat, deal with and manage any and all Hazardous Materials in total conformity with all Environmental Laws and prudent industry practices regarding management of such Hazardous Materials.

12.4 Remediation of Hazardous Materials. Tenant shall, upon demand of Landlord, and at Tenant’s sole cost and expense, promptly take all actions to remediate the Premises from any adverse effects of any Tenant Environmental Activity. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Property. Tenant shall take all actions necessary to remediate the Premises from the effects of such Tenant Environmental Activity to a condition allowing unrestricted use of the Premises (i.e. to a level that will allow any future use of the Premises, including residential, hospital, or day care, without any engineering controls or deed restrictions) notwithstanding any lesser standard of remediation allowable under Applicable Laws; provided that Tenant shall be responsible for remediation to the foregoing standard only with respect to the effects of Tenant’s Environmental Activity and not with respect to the results of any Pre-Existing Environmental Condition or Third Party Environmental Condition (except to the extent included within the definition of Tenant’s Environmental Activity). All work shall be performed by one or more contractors selected by Tenant and reasonably approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all Applicable Laws. Any such actions shall be performed in a good, safe and workmanlike manner. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities and any that are submitted to any governmental entity. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes in accordance with sound engineering practice and in compliance with Applicable Laws, remove all associated equipment, and restore the Premises to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation.

12.5 Indemnities.

(a) Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and Landlord’s trustees, directors, officers, agents and employees and their respective successors and assigns (collectively, “Landlord’s Indemnitees”), free and harmless from and against any and all claims, liabilities, penalties, forfeitures, losses or expenses (including reasonable attorneys’ and consultants’ fees and oversight and response costs) to the extent arising from (a) any Tenant Environmental Activity; or (b) failure of Tenant or Tenant’s Agents to comply with any Environmental Law with respect to any Tenant Environmental Activity; or (c) Tenant’s failure to remove any Hazardous Materials resulting from any Tenant Environmental Activity as required in Section 12.4. Tenant’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all claims, suits and administrative proceedings (with counsel reasonably approved by Landlord), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Landlord or the Premises. Prior to retaining counsel to defend such claims, suits or proceedings, Tenant shall obtain Landlord’s written approval of the identity of such counsel, which Landlord shall reasonably approve or disapprove within three (3) business days after receipt of an approval request from Tenant; provided that if Landlord fails to respond within such three (3) business day period, such counsel shall be deemed approved. In the event Tenant’s failure to surrender the Premises at the expiration or earlier termination of this Lease free of Hazardous Materials resulting from any Tenant Environmental Activity prevents Landlord from reletting the Premises, or reduces the fair market and/or rental value of the Premises or any portion thereof, Tenant’s indemnity obligations shall include all losses to Landlord arising therefrom.

(b) Landlord shall indemnify, defend (by counsel reasonably acceptable to Tenant), protect and hold Tenant and Tenant’s directors, officers, agents, and employees and their respective successors and assigns (not including any subtenants) (collectively, “Tenant’s Indemnitees”), free and harmless from and against (i) any government-required investigations and remediation costs incurred by Tenant and (ii) any third party claims brought against Tenant (other than those brought by Tenant’s employees), in either event only to the extent caused by a Pre-Existing Environmental Condition (except to the extent caused by the exacerbation of any

Pre-Existing Environmental Condition arising out of or resulting from the acts or negligent omissions of Tenant or Tenant’s Agents or subtenants on or about the Premises). Landlord’s obligations hereunder shall include, but not be limited to, the burden and expense of defending all such claims, suits and administrative proceedings (with counsel reasonably approved by Tenant), even if such claims, suits or proceedings are groundless, false or fraudulent; conducting all negotiations of any description; and promptly paying and discharging when due any and all judgments, penalties, fines or other sums due against or from Tenant or the Premises. Landlord’s indemnification obligations hereunder shall extend only to Tenant’s actual costs.

(c) Notwithstanding the foregoing, the provisions of this Article 12 and the indemnities and releases provided herein shall not apply to, and neither Landlord nor Tenant shall have any contractual liability under this Lease with respect to any Hazardous Materials that may (i) exist in, on or under the Premises or the Property as of the Effective Date (other than the Pre-Existing Environmental Condition), (ii) be deposited or released in, on or under the Premises or the Property after the Effective Date by any third party other than Tenant or any of Tenant’s Agents or any subtenants of Tenant, (iii) migrate into, on or under the Premises or the Property from any other property after the Effective Date (other than the Pre-Existing Environmental Condition), or (iv) arise from any activities by Loral/Librascope Corporation or its successors, assigns, contractors, consultants or agents under the Access Agreement (except to the extent included within the definition of Tenant Environmental Activity or to the extent arising out of Tenant’s interference with Loral/Librascope Corporation’s rights under the Access Agreement) (collectively, as described in clauses (i) through (iv), “Third Party Environmental Condition”).

12.6 No Lien. Tenant shall not suffer any lien to be recorded against the Premises or the Property as a consequence of any Tenant Environmental Activity, including any so called state, federal or local “super fund” lien related to the remediation of any Hazardous Materials resulting from any Tenant Environmental Activity in or about the Premises or the Property.

12.7 Investigation. Landlord shall have the right to enter and conduct an inspection of the Premises, including invasive tests, at any reasonable time and upon reasonable advance notice, to determine whether Tenant is complying with the terms of this Lease, including but not limited to the compliance of the Premises and the activities thereon with Environmental Laws (the “Environmental Investigation”). Landlord shall have the right, but not the obligation, to retain at its expense an independent professional consultant to enter the Premises to conduct such an inspection, and to review any report prepared by or for Tenant concerning such compliance. In the event the Environmental Investigation identifies any deficiencies in the compliance of the Premises with Environmental Laws due to any Tenant Environmental Activity, Tenant shall promptly correct any such deficiencies identified in the Environmental Investigation, and document to Landlord that corrective action has been taken. In such event, Tenant shall also reimburse Landlord for the reasonable cost of the Environmental Investigation. If the Environmental Investigation identifies any such deficiency in compliance of the Premises with Environmental Laws due to any Tenant Environmental Activity, then, within nine (9) months of the date of the Environmental Investigation, Landlord may request a detailed review of the status of such violation by a consultant selected by Landlord (the “Supplemental Investigation”). Tenant shall pay for the reasonable cost of any Supplemental Investigation. A copy of the Supplemental Investigation shall be promptly supplied to Landlord and Tenant when it becomes available.

12.8 Right to Remediate. Should Tenant fail to initiate performance and diligently pursue such performance or initiate observance of any of its obligations or agreements pertaining to Hazardous Materials or Environmental Laws within a grace period of ten (10) business days after written notice by Landlord to Tenant, then Landlord shall have the right, but not the obligation, without limitation of any other rights of Landlord hereunder, to enter the Premises personally or through Landlord’s agents, employees and contractors and perform the same. Tenant agrees to indemnify Landlord for the costs thereof and liabilities therefrom as set forth above in this Article 12.

12.9 Notices. Tenant shall immediately notify Landlord of any inquiry, test, claim, investigation or enforcement proceeding by or against Tenant or the Premises or the Property known to Tenant concerning any Hazardous Materials. Tenant shall immediately notify Landlord of any release or discharge of Hazardous Materials on, in under or about the Property. Landlord and Tenant shall, at Tenant’s expense, cooperate with each other regarding any negotiation, defense, approval and appeal of any action taken or order issued by any applicable governmental authority as a result of any Tenant Environmental Activity; provided that, in the event of any enforcement action by any applicable governmental authority, Landlord shall have exclusive control over such negotiation, defense, approval or appeal, but with input from Tenant.

12.10 Enforcement of Indemnity. In the event any Hazardous Materials are identified on the Property that Landlord reasonably believes are the responsibility of Lucent as the prior tenant of the Property, Landlord shall use commercially reasonable efforts to enforce, for the mutual benefit of Landlord and Tenant, any indemnity claim it has against Lucent with respect to such Hazardous Materials. If Tenant suffers actual damage or liability as a result of such Hazardous Materials, any award that Landlord receives as a result of the exercise of such right shall be equitably shared with Tenant to compensate Tenant for such damage or liability. Similarly, in the event of any deposit, release or migration of any Hazardous Materials in, on or under the Property as a result of any activities by Loral/Librascope Corporation or its successors, assigns, contractors, consultants or agents under the Access Agreement, which requires any remediation beyond that already being pursued by Loral/Librascope Corporation or which potentially imposes any liability upon Tenant, Landlord shall use commercially reasonable efforts to enforce, for the mutual benefit of Landlord and Tenant, any indemnity claim it has against Loral/Librascope Corporation with respect to such Hazardous Materials. If Tenant suffers actual damage or liability as a result of such Hazardous Materials, any award that Landlord receives as a result of the exercise of such right shall be equitably shared with Tenant to compensate Tenant for such damage or liability.

12.11 Tenant’s Inspection Right. Tenant shall have the right to conduct invasive testing of the Property to determine whether Tenant is in compliance with its obligations under this Lease, provided that Tenant obtains Landlord’s prior written consent, such consent not to be unreasonably withheld. Landlord’s environmental consultant may attend any test or investigation at the Property and shall be entitled, without cost, to duplicates of any samples taken by Tenant (or, if duplicates are not reasonably attainable, Tenant may elect to deliver the actual samples after testing) and to copies of all written reports and data prepared by or on behalf of Tenant. Any request for consent must be delivered to Landlord, together with a reasonably detailed investigation plan sufficient for Landlord to determine the scope and logistics of the proposed investigation, at least three (3) business days before the desired test. Any invasive sampling or testing permitted by Landlord shall be performed at Tenant’s sole cost in compliance with all Environmental Laws. Promptly after any physical inspection of the Property, Tenant shall, at its sole cost, restore the Property to the condition that existed immediately prior to such inspection.

12.12 Surrender. Tenant shall surrender the Premises to Landlord, upon the expiration or earlier termination of the Lease, free of Hazardous Materials resulting from any Tenant Environmental Activity in accordance with the provisions of this Article 12.

12.13 Survival; Insurance. The provisions of this Article 12 shall survive the expiration or earlier termination of this Lease. The provisions of Article 13 (Insurance) shall not limit in any way Tenant’s obligations under this Article 12.

13. INDEMNITY; INSURANCE

13.1 Indemnity. Tenant shall indemnify, protect, defend and save and hold Landlord and Landlord’s Indemnitees harmless from and against any and all losses, costs, liabilities, claims, judgments, liens, damages and expenses, including, without limitation, reasonable attorneys’ fees and costs (including Landlord’s in-house counsel), and reasonable investigation costs, incurred in connection with or arising from: (a) any default by Tenant in the observance or performance of any of the terms, covenants or conditions of this Lease on Tenant’s part to be observed or performed, or (b) the use or occupancy or manner of use or occupancy of the Premises and the Property by Tenant and Tenant’s Agents, (c) the condition of the Premises, and any occurrence on the Premises (including injury to or death of any person, or damage to property) or the Property from any cause whatsoever occurring after the Effective Date, except to the extent caused by the active negligence or willful misconduct of Landlord or Landlord’s employees, contractors or agents or to the extent released by Landlord pursuant to Section 12.2(b), and (d) any acts or omissions or negligence of Tenant or of Tenant’s Agents, in, on or about the Premises or the Exterior Area. In case any action or proceeding be brought, made or initiated against Landlord relating to any matter covered by Tenant’s indemnification obligations under this Section or under Section 12.5, Landlord will provide prompt written notice of such action or proceeding and Tenant, upon notice from Landlord, shall at its sole cost and expense, resist or defend such claim, action or proceeding by counsel approved by Landlord, such approval not to be unreasonably withheld; provided that Landlord shall not disapprove any counsel designated by Tenant’s insurance carrier. Notwithstanding the foregoing, in the event Landlord is reasonably concerned about Tenant’s solvency or a claim under this indemnity is not fully covered (less a reasonable deductible) by Tenant’s insurance, Landlord may retain its own counsel to defend or assist in defending any claim, action or proceeding involving potential liability of Five Million Dollars ($5,000,000) or more, and Tenant shall pay the reasonable fees and disbursements of such counsel. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

13.2 Insurance. Tenant shall procure at its sole cost and expense and keep in effect during the Term:

(a) commercial general liability insurance covering Tenant’s operations in the Premises and the use and occupancy of the Premises and the Property and any part thereof by Tenant. Such insurance shall include broad form contractual liability insurance coverage insuring Tenant’s obligations under this Lease. Such coverage shall be written on an “occurrence” form and shall have a minimum combined single limit of liability of not less than two million dollars ($2,000,000.00). Notwithstanding the foregoing, in the event Tenant elects to perform Landlord’s management and maintenance obligations pursuant to Section 7.7, Tenant shall procure and keep commercial general liability insurance with a minimum combined single limit of liability of not less than three million dollars ($3,000,000.00) for so long as Tenant continues to perform such management and maintenance obligations, unless Tenant hires a professional third-party property management firm to perform such management and maintenance obligations and such firm carries commercial general liability insurance satisfying the requirements of this Section with a minimum combined single limit of liability of not less than three million dollars ($3,000,000.00). Tenant’s policy shall be written to apply to all bodily injury, property damage, personal injury and other covered loss (however occasioned) occurring during the policy term, with at least the following endorsements to the extent such endorsements are generally available for businesses comparable to that of Tenant: (i) deleting any employee exclusion on personal injury coverage, (ii) providing broad form property damage coverage and products completed operations coverage (where applicable), and (iii) providing host liquor liability coverage. Such insurance shall name Landlord and any other party designated by Landlord as an additional insured, shall specifically include the liability assumed hereunder by Tenant, shall provide that it is primary insurance, shall provide for severability of interests, shall further provide that an act or omission of one of the named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to any additional insured, shall afford coverage for claims based on acts, omissions, injury or damage which occurred or arose (or the onset of which occurred or arose in whole or in part during the policy period), and shall provide that Landlord will receive fifteen (15) days’ written notice from the insurer prior to any cancellation or material change of coverage;

(b) commercial property insurance, including sprinkler leakages, vandalism and malicious mischief and plate glass damage covering all the items specified as Tenant’s Property and all other property of every description including stock-in-trade, furniture, fittings, installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant in the Premises in an amount of not less than one hundred percent (100%) of the full replacement cost thereof as shall from time to time be determined by Tenant in form reasonably satisfactory to Landlord;

(c) Worker’s Compensation Insurance in the amounts and coverages required under worker’s compensation, disability and similar employee benefit laws applicable to Tenant and/or the Premises from time to time, and Employer’s Liability Insurance, with limits of not less than one million dollars ($1,000,000), or such higher amounts as may be required by law, which insurance may be carried by Tenant’s payroll provider;

(d) business interruption insurance with extra expense insurance in an amount of $500,000 during any interruption of Tenant’s business by reason of the Premises or Tenant’s Property being damaged by casualty; and

(e) any other form or forms of insurance as Landlord may reasonably require from time to time in amounts and for insurable risks against which a prudent tenant similarly situated to Tenant would protect itself to the extent landlords of comparable buildings in the vicinity of the in the Property require their tenants to carry such other form(s) of insurance.

13.3 Policies. All policies of insurance required of Tenant shall be issued by insurance companies with general policyholders’ rating of not less than A, as rated in the most current available “Best’s Insurance Reports,” and not prohibited from doing business in the State of California, and shall, with the exception of Workers Compensation Insurance and business interruption insurance, include as additional insureds Landlord, and such other persons or entities as Landlord specifies from time to time. Such policies, with the exception of Worker’s Compensation Insurance and business interruption insurance, shall be for the mutual and joint benefit and protection of Landlord, Tenant and others specified by Landlord. Executed copies of Tenant’s policies of insurance or certificates thereof shall be delivered to Landlord prior to or upon delivery of possession of the Premises to Tenant and thereafter within twenty (20) days prior to the expiration of the term of each such policy. All commercial general liability and property damage policies shall contain a provision that Landlord and any other additional insured, although named as additional insureds, shall nevertheless be entitled to recover under said policies for a covered loss occasioned by it, its servants, agents and employees, by reason of Tenant’s negligence. As often as any policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All such policies of insurance shall provide that the company writing said policy will give to Landlord fifteen (15) days notice in writing in advance of any cancellation or lapse or of the effective date of any reduction in the amounts of insurance. All commercial general liability, property damage and other casualty policies shall be written on an occurrence basis. Landlord’s coverage shall not be contributory. No policy shall have a deductible in excess of $50,000 for any one occurrence.

13.4 Landlord’s Rights. Should Tenant fail to take out and keep in force each insurance policy required under this Article 13, or should such insurance not be approved by Landlord and should the Tenant not rectify the situation within two (2) business days after written notice from Landlord to Tenant, Landlord shall have the right, without assuming any obligation in connection therewith, to purchase such insurance at the sole cost of Tenant, and all costs incurred by Landlord shall be payable to Landlord by Tenant within twenty (20) days after demand as Additional Rent and without prejudice to any other rights and remedies of Landlord under this Lease.

13.5 Landlord’s Insurance. Landlord shall maintain in effect, provided it is obtainable, a policy or policies of property insurance or self insurance covering loss or damage to the Property in the amount of at least one hundred percent (100%) of the insurable replacement cost thereof (except with respect to earthquake coverage), including fire and extended coverage, vandalism, malicious mischief, special extended perils (all risk) and, if Landlord elects in its sole discretion, earthquake coverage, and the cost thereof shall be included in Operating Expenses. Nothing herein shall require Landlord to carry any insurance with respect to risks or property required to be insured by Tenant under this Lease.

13.6 Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, to the extent permitted by their respective policies of insurance and to the extent of insurance proceeds received (or which would have been received had the party carried the insurance required by this Lease) with respect to the loss, Landlord and Tenant each hereby waive any right of recovery against the other party and against any other party maintaining a policy of insurance with respect to the Property or any portion thereof or the contents of the Premises for any loss or damage sustained by such other party with respect to the Premises or the Property, or any portion thereof, or the contents of the same or any operation therein, whether or not such loss is caused by the fault or negligence of such other party. Either party shall promptly notify the other party if the policy of insurance carried by it does not permit the foregoing waiver.

13.7 No Liability. No approval by Landlord of any insurer, or the terms or conditions of any policy, or any coverage or amount of insurance, or any deductible amount shall be construed as a representation by Landlord of the solvency of the insurer or the sufficiency of any policy or any coverage or amount of insurance or deductible and Tenant assumes full risk and responsibility for any inadequacy of insurance coverage or any failure of insurers.

14. ASSIGNMENT AND SUBLETTING

14.1 Consent Required. Tenant shall not directly or indirectly, voluntarily or by operation of law, sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of its interest in or rights with respect to the Premises or its leasehold estate (collectively, “Assignment”), or permit all or any portion of the Premises to be occupied by anyone other than itself or sublet all or any portion of the Premises (collectively, “Sublease”) without Landlord’s prior written consent, such consent not to be unreasonably withheld (subject to Landlord’s rights as described in Section 14.5).

14.2 Notice. If Tenant desires to enter into a Sublease of all or any portion of the Premises or Assignment of this Lease that requires Landlord’s consent, it shall give written notice (the “Transfer Notice”) to Landlord of its intention to do so, which notice shall contain (a) the name and address of the proposed assignee, subtenant or occupant (the “Transferee”), (b) the nature of the proposed Transferee’s business to be carried on in the Premises, (c) the general terms and provisions of the proposed Assignment or Sublease, and (d) such financial information as Landlord may reasonably request concerning the proposed Transferee. Without limitation of any other provision hereof, it shall not be unreasonable for Landlord to withhold its consent if (i) an Event of Default is then in existence, (ii) the use of the Premises would not comply with the provisions of this Lease, and (iii) in Landlord’s reasonable judgment, the proposed Transferee in the case of an Assignment does not have the financial capability to perform its obligations under this Lease with respect to the Premises which are the subject of the Assignment or Sublease.

14.3 Terms of Approval. Landlord shall respond to Tenant’s request for approval within ten (10) business days after receipt of the Transfer Notice. If Landlord approves the proposed Assignment or Sublease, Tenant may, not later than ninety (90) days thereafter, enter into the Assignment or Sublease with the proposed Transferee upon the terms and conditions set forth in the Transfer Notice.

14.4 Excess Rent. For any Assignment or Sublease, except an Assignment or Sublease pursuant to Section 14.7, fifty percent (50%) of the Excess Rent received by Tenant shall be paid to Landlord as and when received by Tenant. “Excess Rent” means the gross revenue received from the Transferee during the Sublease term or with respect to the Assignment, less (a) the gross revenue paid to Landlord by Tenant during the period of the Sublease term or concurrently with or after the Assignment; (b) any tenant improvement allowance or other economic concession (planning allowance, moving expenses, etc.) that is reasonably documented and paid by Tenant to the Transferee, and the cost of tenant improvements made by Tenant for the Transferees in the subleased space; (c) customary and reasonable external brokers’ commissions to the extent paid and documented; (d) reasonable attorneys’ fees; (e) the actual cost of demising the subleased space, if applicable; (f) the unamortized cost of the Tenant Improvement Work calculated on a straight line basis over forty-eight (48) months, in excess of the Tenant Improvement Allowance (or, in the case of a Sublease, the amount thereof proportionate to the term of the sublease and proportionate share of the Premises subject to such Sublease); and (g) reasonable costs of advertising the space for Sublease or Assignment (collectively, “Transfer Costs”). Tenant shall not have to pay to Landlord any Excess Rent until Tenant has recovered all of its Transfer Costs. In addition, notwithstanding the foregoing, Tenant shall not be obligated to pay any Excess Rent to Landlord for any Sublease(s) of up to an aggregate of fifty (50%) of the Premises during the first two (2) years of the Term.

14.5 Right of First Refusal. If Tenant desires to assign Tenant’s interest in the Premises or to sublease one hundred percent (100%) of the Premises for more than three (3) years or for the balance of the Term (collectively, a “Transfer”), Tenant’s Transfer Notice shall also include a written offer that includes all of the substantial business terms that Tenant has offered to a Transferee which Tenant would execute if Landlord does not accept Tenant’s offer (the “Offer”), and shall offer to Transfer Tenant’s interest in the Premises to Landlord on such terms and conditions. Landlord shall have fifteen (15) days from Landlord’s receipt of the Offer to accept the Offer by written notice to Tenant or to approve or disapprove the Transfer as provided in Section 14.3. If Landlord accepts the Offer, Landlord and Tenant shall consummate the Transfer within fifteen (15) days after Landlord’s written notice of acceptance or such later date as set forth in the Offer. The Transfer shall be consummated by Tenant’s delivery to Landlord of a good and sufficient assignment of lease, lease termination or sublease and Tenant shall be released from liability arising out of or relating to events occurring after the effective date of the Transfer and arising out of Tenant’s obligations under this Lease as to the portion of the Premises subject to the Transfer. If Landlord does not accept the Offer, but approves the Transfer, then in the event the economic terms of the Transfer are materially changed during subsequent negotiations to be more favorable to the Transferee, Tenant shall again deliver to Landlord an Offer in accordance with this Section, offering the interest to Landlord on such more favorable terms. Landlord shall then have another period of five (5) business days after receipt of such Offer to accept such Offer. For purposes of this Section 14.5, “materially changed” shall mean that the economic benefit to Tenant as stated in the Offer shall have been reduced by ten percent (10%) or more.

14.6 No Release. No Sublease or Assignment by Tenant nor any consent by Landlord thereto shall relieve Tenant of any obligation to be performed by Tenant under this Lease. Any Sublease or Assignment that is not in compliance with this Article shall be null and void and, at the option of Landlord, shall constitute an Event of Default by Tenant under this Lease, and Landlord shall be entitled to pursue any right or remedy available to Landlord under the terms of this Lease or under the laws of the State of California. The acceptance of any Rent or other payments by Landlord from a proposed Transferee shall not constitute consent to such Sublease or Assignment by Landlord or a recognition of any Transferee, or a waiver by Landlord of any failure of Tenant or other Transferor to comply with this Article.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained herein, Landlord’s consent shall not be required for an Assignment or Sublease to (a) a subsidiary or affiliate of Tenant, or (b) a successor-in-interest that acquires Tenant through a merger, consolidation or sale of substantially all of the assets of Tenant; provided that Tenant notifies Landlord of such Assignment or Sublease within thirty (30) days after such Assignment or Sublease.

14.8 Assumption of Obligations. Any Transferee taking an Assignment of this Lease, from and after the effective date of the Assignment, assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all of the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term. No Assignment shall be binding on Landlord unless Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption reasonably satisfactory in substance and form to Landlord, and consistent with the requirements of this Section.

15. DEFAULT

15.1 Event of Default. The occurrence of any of the following shall be an “Event of Default” on the part of Tenant:

(a) Failure to pay any part of the Base Rent or Additional Rent, or any other sums of money that Tenant is required to pay under this Lease, where such failure continues for a period of five (5) business days after written notice of default from Landlord to Tenant. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(b) Failure to perform any other covenant, condition or requirement of this Lease when such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of the default is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to have occurred if Tenant shall commence such cure within said thirty (30) day period and thereafter diligently and continuously prosecute such cure to completion. Landlord’s notice to Tenant pursuant to this subsection shall be deemed to be the notice required under California Code of Civil Procedure Section 1161.

(c) The abandonment or vacating of the Premises by Tenant.

(d) Tenant shall admit in writing its inability to pay its debts generally as they become due, file a petition in bankruptcy, insolvency, reorganization, dissolution or liquidation under any law or statute of any government or any subdivision thereof either now or hereafter in effect, or Tenant shall make an assignment for the benefit of its creditors, consent to or acquiesce in the appointment of a receiver of itself or of the whole or any substantial part of the Premises.

(e) A court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver of Tenant or of the whole or any substantial part of the Premises and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days after the date of entry of such order, judgment, or decree, or a stay thereof shall be thereafter set aside.

(f) A court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against Tenant under any bankruptcy, insolvency, reorganization, dissolution or liquidation law or statute of the federal or state government or any subdivision of either now or hereafter in effect, and such order, judgment or decree shall not be vacated, set aside or stayed within sixty (60) days from the date of entry of such order, judgment or decree, or a stay thereof shall be thereafter set aside.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following rights and remedies:

(a) The right to terminate this Lease upon written notice to Tenant, in which event Tenant shall immediately surrender possession of the Premises in accordance with Article 20.

(b) The right to bring a summary action for possession of the Premises.

(c) The rights and remedies described in California Civil Code Section 1951.2, including without limitation the right to recover from Tenant all Rent due through the date this Lease terminates (with interest at the Interest Rate until paid), plus the present worth of the Rent payable hereunder for the balance of the Term, plus any amount necessary to compensate Landlord for the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom which includes, without limitation, (i) the unamortized portion of any brokerage or real estate agent’s commissions paid in connection with the execution of this Lease, (ii) any direct costs or expenses incurred by Landlord in recovering possession of the Premises, maintaining or preserving the Premises after such default, (iii) preparing the Premises for reletting to a new tenant, (iv) any repairs or alterations to the Premises for such reletting, (v) leasing commissions, architect’s fees and any other costs necessary or appropriate either to relet the Premises or, if reasonably necessary in order to relet the Premises, to adapt them to another beneficial use by Landlord and (vi) such amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Law to the extent that such payment would not result in a duplicative recovery. Notwithstanding the foregoing, if Landlord enters into a replacement lease for a term longer than the Initial Term or the then Current Renewal Term, as applicable, then the amounts payable under clauses (iii), (iv) and (v) will be proportionately reduced.

(d) The rights and remedies described in California Civil Code Section 1951.4 which allow Landlord to continue this Lease in effect and to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Base Rent, Additional Rent and other charges payable hereunder as they become due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s right to possession.

(e) The right and power, as attorney-in-fact for Tenant, to sublet the Premises, to collect rents from all subtenants and to provide or arrange for the provision of all services and fulfill all obligations of Tenant under any permitted subleases. Landlord is hereby authorized on behalf of Tenant, but shall have absolutely no obligation, to provide such services and fulfill such obligations and to incur all such expenses and costs as Landlord deems necessary. Landlord is hereby authorized, but not obligated, to relet the Premises or any part thereof on behalf of Tenant, to incur such expenses as may be necessary to effect a relet and make said relet for such term or terms, upon such conditions and at such rental as Landlord in its reasonable discretion may deem proper. Tenant shall be liable immediately to Landlord for all costs and expenses Landlord incurs in reletting the Premises including, without limitation, brokers’ commissions, expenses of remodeling the Premises required by the reletting, and the cost of collecting rents and fulfilling the obligations of Tenant to any subtenant. If Landlord relets the Premises or any portion thereof, such reletting shall not relieve Tenant of any obligation hereunder, except that Landlord shall apply the rent or other proceeds actually collected by it as a result of such reletting against any amounts due from Tenant hereunder to the extent that such rent or other proceeds compensate Landlord for the nonperformance of any obligation of Tenant hereunder. Such payments by Tenant shall be due at such times as are provided elsewhere in this Lease, and Landlord need not wait until the termination of this Lease, by expiration of the Term or otherwise, to recover them by legal action or in any other manner. Landlord may execute any sublease made pursuant to this Section in its own name, and the tenant thereunder shall be under no obligation to see to the application by Landlord of any rent or other proceeds, nor shall Tenant have any right to collect any such rent or other proceeds. Landlord shall not by any reentry or other act be deemed to have accepted any surrender by Tenant of the Premises or Tenant’s interest therein, or be deemed to have otherwise terminated this Lease, or to have relieved Tenant of any obligation hereunder, unless Landlord shall have given Tenant express written notice of Landlord’s election to do so as set forth herein.

(f) The right to enjoin, and any other remedy or right now or hereafter available to a Landlord against a defaulting tenant under the laws of the State of California or the equitable powers of its courts, and not otherwise specifically reserved herein.

15.3 Cumulative Remedies. The various rights and remedies reserved to Landlord, including those not specifically described herein, shall, to the extent that the exercise of such right and/or remedy does not result in a duplicative recovery, be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity and the exercise of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity shall not preclude the simultaneous or later exercise by Landlord of any or all other rights and remedies.

15.4 Waiver of Redemption by Tenant. Tenant hereby waives any right to relief against forfeiture of this Lease pursuant to California Code of Civil Procedure Section 1179.

15.5 Landlord’s Right to Cure. If Tenant shall fail or neglect to do or perform any covenant or condition required under this Lease and such failure shall not be cured within any applicable grace period after written notice by Landlord to Tenant, Landlord may, on five (5) additional days notice to Tenant, but shall not be required to, make any payment payable by Tenant hereunder, discharge any lien, take out, pay for and maintain any insurance required hereunder, or do or perform or cause to be done or performed any such other act or thing (entering upon the Premises for such purposes, if Landlord shall so elect), and Landlord shall not be or be held liable or in any way responsible for any loss, disturbance, inconvenience, annoyance or damage resulting to Tenant on account thereof. Tenant shall repay to Landlord within twenty (20) days after demand the entire out-of-pocket cost and expense reasonably incurred by Landlord in connection with the cure, including, without limitation, compensation to the agents, consultants and contractors of Landlord and reasonable attorneys’ fees and expenses. Landlord may act upon shorter notice or no notice at all if necessary in Landlord’s reasonable judgment to meet an emergency situation or governmental or municipal time limitation or to protect Landlord’s interest in the Premises. Landlord shall not be required to inquire into the correctness of the amount of validity or any tax or lien that may be paid by Landlord and Landlord shall be duly protected in paying the amount of any such tax or lien claimed and in such event Landlord also shall have the full authority, in Landlord’s sole judgment and discretion and without prior notice to or approval by Tenant, to settle or compromise any such lien or tax. Any act or thing done by Landlord pursuant to the provisions of this Section shall not be or be construed as a waiver of any such failure by Tenant, or as a waiver of any term, covenant, agreement or condition herein contained or of the performance thereof.

15.6 Landlord’s Default. Landlord shall be in default under this Lease if Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have heretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord’s obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant shall be entitled to actual (but not consequential) damages in the event of an uncured default by Landlord, but the provisions of Article 17 shall apply to any Landlord default and Tenant shall not have the right to terminate this Lease as a result of a Landlord default.

16. LANDLORD’S RESERVED RIGHTS

16.1 Control of Exterior Area. Landlord reserves the right, at any time and from time to time, to make alterations, additions, repairs, replacements or improvements to all or any part of the Premises that are Landlord’s responsibility under the terms of this Lease (including the Building Structure and Building Systems), the Exterior Area and the Property pursuant to its rights and obligations set forth in this Lease. Landlord may make changes at any time and from time to time in the size, shape, location, use and extent of the Exterior Area, and no such change shall entitle Tenant to any abatement of rent or damages; provided that Landlord shall not materially adversely affect Tenant’s use of or access to the Property. Landlord may at any time and from time to time during the Term restrain any use or occupancy of the Exterior Area or temporarily close any portion of the Exterior Area for repairs, maintenance, replacements or alterations, to prevent a dedication or the accrual of prescriptive rights, or for any other reasonable purpose; provided, however, that Landlord shall not materially adversely affect Tenant’s use of or access to the Property. Tenant’s rights in and to the Exterior Area shall at all times be subject to the rights of Landlord and Tenant shall keep the Exterior Area free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operations.

16.2 Access. Landlord reserves (for itself and its agents, consultants, contractors and employees) the right to enter the Premises at all reasonable times and, except in cases of emergency, after giving Tenant reasonable notice, to inspect the Premises (including, without limitation, invasive environmental testing and as set forth in Section 12.7); to supply any service to be provided by Landlord hereunder; to show the Premises to prospective purchasers or mortgages; to show the Premises to prospective tenants during the last six (6) months of the Term; to post notices of nonresponsibility; and to repair or maintain the Premises as required by Section 7.1, without abatement of Rent, and may for that purpose erect, use and maintain necessary structures in and through the Premises where reasonably required by the character of the work to be performed, but all in a manner so as to minimize disruption and interference with Tenants’ business. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned thereby. All locks for all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or special security areas (designated in advance in writing by Tenant) shall at all times be keyed to a master system and Landlord shall at all times have and retain a key with which to unlock all of said doors. Landlord shall have the right to use any and all means that Landlord may deem necessary or proper to open said doors in an emergency in order to obtain entry to any portion of the Premises, and any such entry to the Premises or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. Notwithstanding the foregoing, (a) Landlord’s access to laboratories in the Premises shall be in accordance with all laws and regulations relating to Tenant’s pharmaceutical business, (b) Landlord shall abide by Tenant’s reasonable safety procedures, and (c) Tenant shall have the right to temporarily restrict or delay Landlord’s access to laboratories in the Premises for a reasonable amount time as necessary to not materially interfere with Tenant’s research activities in such areas.

16.3 Easements. Landlord reserves the right to grant or relocate all easements and rights of way which Landlord in its reasonable discretion may deem necessary or appropriate; provided that Tenant’s right to use and have access to the Property is not materially impeded.

16.4 Subordination. This Lease shall be subject and subordinate at all times to: (a) all covenants, conditions and restrictions, and any ground leases or underlying leases which may now exist or hereafter be executed affecting the Property (and Landlord hereby represents that as of the date hereof, none exist), and (b) the lien of any mortgage or deed of trust which may now exist (and Landlord hereby represents that as of the date hereof, none exist) or hereafter be executed in any amount for which the Property, or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security, so long as any such document executed after the Effective Date does not otherwise purport to diminish Tenant’s rights hereunder. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated to this Lease any of the items referred to in clause (a) or (b) above, subject to compliance with the condition precedent set forth below. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, (i) no person or entity which as a result of the foregoing succeeds to the interest of Landlord under this Lease, (a “Successor”) shall be liable for any default by Landlord or any other matter that occurred prior to the date the Successor succeeded to Landlord’s interest in this Lease, and (ii) Tenant shall, notwithstanding any subordination, attorn to and become the tenant of the Successor, at the option of the Successor. Tenant covenants and agrees, however, to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases, underlying leases, reciprocal easement agreements or similar documents or instruments, or with respect to the lien of any such mortgage or deed of trust and Tenant’s failure to execute and deliver any such document within ten (10) business days after such demand by Landlord shall constitute an Event of Default without further notice. As a condition to any such subordination by Landlord, Landlord shall obtain the written agreement of the mortgagee or trustee named in any mortgage, deed of trust or other encumbrance, and any landlord under any ground lease or underlying lease, that so long as an Event of Default by Tenant is not in existence, neither this Lease nor any of Tenant’s rights hereunder shall be terminated or modified, nor shall Tenant’s possession of the Premises be disturbed or interfered with, by any trustee’s sale or by an action or proceeding to foreclose said mortgage, deed of trust or other encumbrance.

17. LIMITATION OF LANDLORD’S LIABILITY

17.1 Limitation. Except as otherwise expressly provided in this Lease, Landlord shall not be responsible for or liable to Tenant and Tenant hereby releases Landlord, waives all claims against Landlord and assumes the risk for any injury, loss or damage to any person or property in or about the Premises, or the Property by or from any cause whatsoever (other than Landlord’s active negligence, willful misconduct or breach of its obligations under this Lease) including, without limitation, (a) acts or omissions of persons occupying adjoining premises, (b) theft or vandalism, (c) burst, stopped or leaking water, gas, sewer or steam pipes, (d) loss of utility service, (e) accident, fire or casualty, (f) nuisance, and (g) work done by Landlord in the Premises or the Exterior Area. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Premises or to fixtures, appurtenances and equipment in the Premises; provided, however, that in the event Landlord’s repair, alterations or improvements are performed in a negligent manner which results in Tenant being unable to operate its business in all or any portion of the Premises for a period of more than three (3) days, then Tenant shall be entitled to an abatement of Rent commencing on the fourth (4th) day Tenant is unable to operate and continuing until the Premises are again available for operation of Tenant’s business. Such Rent abatement shall be Tenant’s only remedy in the event of a negligent interference with Tenant’s business and Tenant shall not be entitled to damages or to termination of this Lease arising from Landlord’s repairs, alterations or improvements. No interference with Tenant’s operations in the Premises shall constitute a constructive or other eviction if Tenant. Tenant hereby waives and releases any right it may have to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code, or under any similar law, statute or ordinance now or hereafter in effect.

17.2 Sale of Property. It is agreed that Landlord may at any time sell, assign or transfer its interest as landlord in and to this Lease, and may at any time sell, assign or transfer its interest in and to the Property. In the event of any transfer of Landlord’s interest in this Lease or in the Property, the transferor shall be automatically relieved of any and all of Landlord’s obligations and liabilities accruing from and after the date of such transfer; provided that the transferee assumes all of Landlord’s obligations under this Lease and delivers a copy of such assumption to Tenant. Tenant hereby agrees to attorn to Landlord’s assignee, transferee, or purchaser from and after the date of notice to Tenant of such assignment, transfer or sale, in the same manner and with the same force and effect as though this Lease were made in the first instance by and between Tenant and the assignee, transferee or purchaser.

17.3 No Personal Liability. In the event of any default by Landlord hereunder, Tenant shall look only to Landlord’s interest in the Property and rents therefrom and any available insurance or condemnation proceeds for the satisfaction of Tenant’s remedies, and no other property or assets of Landlord or any trustee, partner, member, officer or director thereof, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease.

18. DESTRUCTION

18.1 Landlord’s Repair Obligation. If the Property or any portion thereof are damaged by fire or other casualty, Landlord shall repair the same (including any Tenant Improvement Work but not Tenant’s Alterations); provided that (a) such repairs can be made under the laws and regulations of the federal, state and local governmental authorities having jurisdiction within six (6) months after the date of such damage (or in the case of damage occurring during the last twelve (12) months of the Term, provided that such repairs can be made within ninety (90) days after the date of such damage), (b) such repairs are fully covered (except for any deductible and a deficiency of insurance proceeds of up to 5% of the full insured value of the Premises) by the proceeds of insurance maintained by Landlord, (c) the estimated cost to repair does not exceed 50% of the full insured value of the Premises, and (d) with regard to Landlord’s obligation to repair the Tenant Improvement Work, the Tenant Improvement Work is permanently affixed to the Premises such that it has become a part of the Premises (and is not deemed a trade fixture) and therefore is covered by Landlord’s real property insurance. If Landlord has elected to partially or fully self-insure as permitted by Section 13.5, the limitations of clause (b) above shall not apply unless such self-insurance maintained by Landlord is part of its funded program of self-insurance that provides coverage comparable to commercial third-party insurance.

18.2 Notice. Landlord shall notify Tenant within forty-five (45) days after the date of damage whether or not Landlord will repair and reconstruct the Property, and the estimated time of completion. If the requirements set forth in Section 18.1 are not met, Landlord shall have the option, exercisable within forty-five (45) days after the date of such damage either to: (a) notify Tenant of Landlord’s intention to repair such damage, in which event this Lease shall continue in full force and effect (unless terminated by Tenant pursuant to Section 18.3 below), or (b) notify Tenant of Landlord’s election to terminate this Lease as of the date of the damage. If such notice to terminate is given by Landlord, this Lease shall terminate as of the date of such damage.

18.3 Termination by Tenant. If Landlord elects to repair or is required to repair the damage and any such repair is not commenced by Landlord within one-hundred twenty (120) days after the occurrence of such damage or destruction or is not or cannot practicably be substantially completed by Landlord within six (6) months after the occurrence of such damage or destruction (or in the case of damage occurring in the last twelve (12) months of the Term, within ninety (90) days), then in either such event Tenant may, at its option, upon written notice to Landlord to be delivered within fifteen (15) days after receipt of Landlord’s notice or the expiration of the 120-day commencement period, elect to terminate this Lease as of the date of the occurrence of such damage or destruction.

18.4 Rent Adjustment. In case of termination pursuant to Sections 18.2 or 18.3 above, the Base Rent and Operating Expenses shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Tenant in the Premises, and Tenant shall pay such reduced Base Rent and Operating Expenses up to the date of vacation of the Premises. If Landlord is required or elects to make repairs, and Tenant does not terminate this Lease pursuant to Section 18.3, this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of Base Rent and Operating Expenses from the date of such casualty and during the period such repairs are being made by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises. The full amount of Base Rent and Operating Expenses shall again become payable immediately upon the completion of such work of repair, reconstruction or restoration and return of the Premises to Tenant with all required permits and approvals for occupancy by Tenant. The repairs to be made by Landlord under this Article shall not include, and Landlord shall not be required to repair, any casualty damage to the Tenant’s Property or any Alterations.

18.5 Tenant Obligations. If Landlord elects or is required to repair, reconstruct or restore the Premises after any damage or destruction and Tenant does not elect to terminate the Lease pursuant to Section 18.3, Tenant shall be responsible at its own expense for the repair and replacement of the Tenant’s Property and any Alterations which Tenant elects to replace. If the Lease is terminated, Tenant is relieved of all of its obligations under Article 20 hereof, except with respect to the removal of Hazardous Materials which are the responsibility of Tenant pursuant to Article 12.

18.6 No Claim. Tenant shall have no interest in or claim to any portion of the proceeds of any property insurance or self-insurance maintained by Landlord in connection with the damage. If Landlord is entitled and elects not to rebuild the Premises, Landlord shall relinquish to Tenant such claim as Landlord may have for any part of the proceeds of any insurance maintained by Tenant under Section 13.2 of this Lease.

18.7 No Damages. Subject to the rent abatement provisions set forth in Section 18.4, if Landlord is required or elects to make any repairs, reconstruction or restoration of any damage or destruction to the Premises under any of the provisions of this Article 18, Tenant shall not be entitled to any damages by reason of any inconvenience or loss sustained by Tenant as a result thereof. Except as expressly provided in Section 18.4, there shall be no reduction, change or abatement of any rental or other charge payable by Tenant to Landlord hereunder, or in the method of computing, accounting for or paying the same. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, or any other statute or law that may be in effect at the time of a casualty under which a lease is automatically terminated or a tenant is given the right to terminate a lease due to a casualty.

19. EMINENT DOMAIN

19.1 Taking. If all or any part of the Premises shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, this Lease shall terminate as to the part so taken as of the date of taking or as of the date of final judgment, whichever is earlier, and, in the case of a partial taking of any of the Premises, either Landlord or Tenant shall have the right to terminate this Lease as to the balance of the Premises by written notice to the other within thirty (30) days after such date, provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises taken shall be of such extent and nature as substantially to handicap, impede or impair Tenant’s use of the balance of the Premises or shall render the balance of the Premises insufficient for the conduct of all or part of Tenant’s business formerly conducted on the Premises. If any material part of the Exterior Area shall be taken as a result of the exercise of the power of eminent domain or any transfer in lieu thereof, such that Tenant’s access to, parking for or use of the Premises is materially adversely affected, Tenant shall have the right to terminate this Lease by written notice to Landlord within thirty (30) days of the date of taking.

19.2 Award. In the event of any taking, Landlord shall be entitled to any and all compensation, damages, income, rent, awards, or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall assign to Landlord any right to compensation or damages for the condemnation of its leasehold interest; provided that Tenant may file a claim for (a) Tenant’s relocation expenses, goodwill and business interruption and (b) the taking of Tenant’s Property.

19.3 Partial Taking. In the event of a partial taking of the Premises or the Property which does not result in a termination of this Lease, the Base Rent and Operating Expenses shall be adjusted as follows:

(a) In the event of a partial taking, if this Lease is not terminated pursuant to this Article 19, Landlord shall repair, restore or reconstruct the Premises and the Property to a useable state; provided that Landlord shall not be required to expend any sums other than those received pursuant to Section 19.2. If Landlord does not repair, restore or reconstruct the Premises or the Property due to the insufficiency of the award received pursuant to Section 19.2, Tenant shall have the right to terminate this Lease by written notice to Landlord;

(b) During the period between the date of the partial taking and the completion of any necessary repairs, reconstruction or restoration, Tenant shall be entitled to a reduction of Base Rent and Operating Expenses by a proportionate amount based upon the extent of interference with Tenant’s operations in the Premises and on the Property; and

(c) Upon completion of said repairs, reconstruction or restoration, and thereafter throughout the remainder of the Term, the Base Rent and Operating Expenses shall be equitably adjusted to reflect the extent to which such taking adversely affected Tenant’s use of the Premises and the Property.

19.4 Temporary Taking. Notwithstanding any other provision of this Article, if a taking occurs with respect to all or any portion of the Premises for a period of six (6) months or less, this Lease shall remain unaffected thereby and Tenant shall continue to pay Base Rent and Additional Rent and to perform all of the terms, conditions and covenants of this Lease, provided that Tenant shall have the right to terminate this Lease if the taking continues beyond six (6) months. In the event of any such temporary taking, and if this Lease is not terminated, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term.

19.5 Sale in Lieu of Condemnation. A voluntary sale by Landlord of all or any part of the Property to any public or quasi-public body, agency or person, corporate or otherwise, having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed to be a taking under the power of eminent domain for the purposes of this Article.

19.6 Waiver. Except as provided in this Article, Tenant hereby waives and releases any right it may have under any Applicable Law to terminate this Lease as a result of a taking, including without limitation Sections 1265.120 and 1265.130 of the California Code of Civil Procedure, or any similar law, statute or ordinance now or hereafter in effect.

20. SURRENDER

20.1 Surrender. Upon the Termination Date, Tenant shall surrender the Premises to Landlord in good order and repair, reasonable wear and tear and damage by casualty, and any maintenance and repairs that Landlord is obligated to perform excepted, free and clear of all letting and occupancies and free of any Hazardous Materials that Tenant is required to remove pursuant to Article 12. Subject to Article 9, upon any termination of this Lease all improvements, except for Tenant’s Property, shall automatically and without further act by Landlord or Tenant, become the property of Landlord, free and clear of any claim or interest therein by Tenant, and without payment therefore by Landlord.

20.2 Holding Over. Any holding over after the expiration of the Term with the consent of Landlord shall be construed to automatically extend the Term on a month-to-month basis at a Base Rent equal to 125% of the prevailing rate at which Landlord is then leasing space in buildings reasonably determined by Landlord to be comparable to the Premises, and shall otherwise be on the terms and conditions of this Lease to the extent applicable. Any holding over without Landlord’s consent shall entitle Landlord to exercise any or all of its remedies provided in Article 15, notwithstanding that Landlord may elect to accept one or more payments of Base Rent and Operating Expenses from Tenant.

20.3 Quitclaim. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Property.

21. FINANCIAL STATEMENTS

Subject to any limitations imposed by Applicable Law, Tenant shall tender to Landlord within ten (10) business days after receipt of written request Tenant’s financial statements provided to its Board of Directors for the last two (2) years, along with any background information and support documentation maintained by Tenant in the ordinary course of business and reasonably requested by Landlord to clarify Tenant’s financial statements. Landlord shall be entitled to rely upon the information provided in determining whether or not to enter into this Lease or for the purpose of any financing or other transaction subsequently undertaken by Landlord. Tenant hereby represents and warrants to Landlord that all financial statements provided by Tenant to Landlord will be true, correct and accurate. Landlord shall keep all such information delivered by Tenant to Landlord pursuant to this Article 21 confidential. Notwithstanding the foregoing, Landlord shall have the right to disclose such information to its employees and agents and to any ground lessee, potential ground lessee, lender or potential lender, provided that Landlord shall cause any such third party to keep the information confidential. The foregoing obligation shall not apply to information that (a) was in the possession of, or was known by, Landlord prior to its receipt from Tenant without a duty to keep confidential, (b) is or becomes generally known to the public without violation of Landlord’s obligations under this Article, or (c) Landlord is required by Applicable Law to disclose.

22. TENANT CERTIFICATES

Tenant, at any time and from time to time within ten (10) business days after receipt of written notice from Landlord, shall execute, acknowledge and deliver to Landlord or to any potential purchaser, lender, auditor or any other party with an interest or potential interest in the Premises designated by Landlord, a certificate of Tenant stating, to the best of Tenant’s knowledge: (a) that Tenant has accepted the Premises, (b) the Commencement Date, the Rent Commencement Date and Expiration Date of this Lease, (c) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that same is in full force and effect as modified and stating the modifications), (d) whether or not there are then existing any defenses against the enforcement of any of the obligations of Tenant under this Lease (and, if so, specifying same), (e) whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease (and, if so, specifying same), (f) the dates, if any, to which the Base Rent and Operating Expenses have been paid, and (g) any other factual information relating to the rights and obligations under this Lease that may reasonably be required by any of such persons. Failure to deliver such certificate when due shall constitute an Event of Default. At the request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a certificate with similar types of information and in the time period set forth above.

Failure by either Landlord or Tenant to execute, acknowledge and deliver such certificate shall be conclusive evidence that this Lease is in full force and effect and has not been modified except as may be represented by the requesting party. Delivery of such a certificate by Tenant shall not constitute a waiver of any known default of Landlord as to Landlord, but not as to any other party receiving the estoppel.

23. SIGNS

Without Landlord’s written consent, which may be given or withheld in Landlord’s reasonable discretion, Tenant shall not place or permit to be placed on the front of the Premises any sign, picture, advertisement, name, notice, marquee or awning; provided that (a) upon Landlord’s reasonable approval, Tenant shall have the right to place a sign on or adjacent to the entrance doors to Tenant’s Premises identifying Tenant, and (b) with Landlord’s approval (which shall not be unreasonably withheld or delayed) and the approval of the City of Palo Alto, Tenant shall have the right to place a sign on the existing monument sign or signs in the front of the landscaping area.

24. INABILITY TO PERFORM

Subject to the other provisions of this Lease (including those provisions relating to damage and destruction and abatement of rent), if Landlord is unable to fulfill or is delayed in fulfilling any of Landlord’s obligations under this Lease, by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Landlord’s reasonable control, then no such inability or delay by Landlord shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Base Rent or Additional Rent, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or Landlord’s Indemnitees by reason of inconvenience, annoyance, interruption, injury or loss to or interference with Tenant’s business or use and occupancy or quiet enjoyment of the Premises or any loss or damage occasioned thereby. If Tenant is unable to fulfill or is delayed in fulfilling any of Tenant’s obligations under this Lease (other than the payment of Rent), by reason of acts of God, accidents, breakage, repairs, strikes, lockouts, other labor disputes, inability to obtain utilities or materials or by any other reason beyond Tenant’s reasonable control, then such inability or delay by Tenant shall excuse the performance of Tenant for a period equal to the duration of such prevention, delay or stoppage. Tenant hereby waives and releases any right to terminate this Lease under Section 1932(1) of the California Civil Code, or any similar law, statute or ordinance now or hereafter in effect.

25. NOTICES

Notices or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail with a return receipt requested, or delivered in person or by reputable overnight courier (e.g., Federal Express, DHL, etc.): (a) to Tenant (i) at Tenant’s address set forth in Article 1, if sent prior to the Rent Commencement Date, Attention: General Counsel or (ii) at the Premises and at the address specified in Article 1 if sent subsequent to the Rent Commencement Date, Attention: Chief Financial Officer or (iii) at the place where Tenant designates subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; or (b) to Landlord at Landlord’s address set forth in Article 1; or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article. Any such notice or other communication shall be deemed to have been rendered or given five (5) days after the date mailed, if sent by certified mail, or upon the date of delivery in person or by courier, or when delivery is attempted but refused.

26. QUIET ENJOYMENT

Landlord covenants that so long as an Event of Default by Tenant is not in existence, Tenant shall peaceably and quietly enjoy the Premises, subject to the terms and provisions of this Lease.

27. AUTHORITY

If Tenant is a corporation or a partnership, Tenant represents and warrants as follows: Tenant is an entity as identified in Article 1, duly formed and validly existing and in good standing under the laws of the state of organization specified in Article 1 and qualified to do business in the State of California. Tenant has the power, legal capacity and authority to enter into and perform its obligations under this Lease and no approval or consent of any person is required in connection with the execution and performance hereof. The execution and performance of Tenant’s obligations under this Lease will not result in or constitute any default or event that would be, or with notice or the lapse of time would be, a default, breach or violation of the organizational instruments governing Tenant or any agreement or any order or decree of any court or other governmental authority to which Tenant is a party or to which it is subject. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and this Lease constitutes the legal, valid and binding obligation of Tenant. Upon Landlord’s request, Tenant shall provide Landlord with the Board resolutions or a certificate of a corporate officer confirming the foregoing representations and warranties.

28. BROKERS

Tenant and Landlord warrant that they have had dealings with only the real estate brokers or agents listed in Article 1 in connection with the negotiation of this Lease and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. The brokerage commission earned in connection with this transaction shall be paid by Landlord. Tenant and Landlord shall indemnify, defend and hold the other harmless from and against all liabilities arising from any other claims of brokerage commissions or finder’s fees based on Tenant’s or Landlord’s respective dealings or contacts with brokers or agents other than those listed in Article 1.

29. MISCELLANEOUS

29.1 Entire Agreement. This Lease, including the exhibits which are incorporated herein and made a part of this Lease, contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Tenant hereby acknowledges that neither Landlord nor Landlord’s Indemnitees have made any representations or warranties with respect to the Premises, the Property, or this Lease except as expressly set forth herein, and no rights, easements or licenses are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

29.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any obligation of Tenant or Landlord under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach by Landlord, or payment of Base Rent or Additional Rent by Tenant to Landlord, and no acceptance of the keys to or possession of the Premises prior to the expiration of the Term by any employee or agent of Landlord shall constitute a waiver of any such breach or of such term, covenant or condition or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. The consent of Landlord or Tenant given in any instance under the terms of this Lease shall not relieve Tenant or Landlord, as applicable, of any obligation to secure the consent of the other in any other or future instance under the terms of this Lease.

29.3 Modification. Neither this Lease nor any term or provisions hereof may be changed, waived, discharged or terminated orally, and no breach thereof shall be waived, altered or modified, except by a written instrument signed by the party against which the enforcement of the change, waiver, discharge or termination is sought.

29.4 Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided or limited herein, their respective personal representatives and successors and assigns.

29.5 Validity. If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons, entities or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

29.6 Jurisdiction. This Lease shall be construed and enforced in accordance with the laws of the State of California. Any action that in any way involves the rights, duties and obligations of the parties under this Lease may (and if against Landlord, shall) be brought in the courts of the State of California or the United States District Court for the Northern District of California, and the parties hereto hereby submit to the personal jurisdiction of said courts.

29.7 Attorneys’ Fees. In the event that either Landlord or Tenant fails to perform any of its obligations under this Lease or in the event a dispute arises concerning the meaning or interpretation of any provision of this Lease, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs, costs of arbitration and reasonable attorneys’ fees.

29.8 Waiver of Jury Trial. Landlord and Tenant each hereby voluntarily and knowingly waive and relinquish their right to a trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord with Tenant, or Tenant’s use of occupancy of the Premises, including any claim of injury or damage, and any emergency and other statutory remedy with respect thereto.

29.9 Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure on property other than the Premises that may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of the Base Rent or Additional Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

29.10 Lease Memorandum. Neither Landlord or Tenant shall record this Lease or a short form memorandum hereof without the consent of the other.

29.11 Confidentiality. The parties agree that neither of them shall make public the terms and conditions of this Lease or the fact that they have entered into this Lease to any person other than a party’s accountants, attorneys, investors, agents, consultants or financial advisors without first obtaining the written permission from the other party, except to the extent otherwise required by Applicable Law.

29.12 Terms. The term “Premises” includes the space leased hereby and any improvements now or hereafter installed therein or attached thereto. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there is more than one Tenant or Landlord, the obligations under this Lease imposed on Tenant or Landlord shall be joint and several. The captions preceding the articles of this Lease have been inserted solely as a matter of convenience and such captions in no way define or limit the scope or intent of any provision of this Lease.

29.13 Review and Approval. The review, approval, inspection or examination by Landlord of any item to be reviewed, approved, inspected or examined by Landlord under the terms of this Lease or the exhibits attached hereto shall not constitute the assumption of any responsibility by Landlord for either the accuracy or sufficiency of any such item or the quality of suitability of such item for its intended use. Any such review, approval, inspection or examination by Landlord is for the sole purpose of protecting Landlord’s interests in the Property and under this Lease, and no third parties, including, without limitation, Tenant or any person or entity claiming through or under Tenant, or the contractors, agents, servants, employees, visitors or licensees of Tenant or any such person or entity, shall have any rights hereunder with respect to such review, approval, inspection or examination by Landlord.

29.14 No Beneficiaries. This Lease shall not confer or be deemed to confer upon any person or entity other than the parties hereto, any right or interest, including without limitation, any third party status or any right to enforce any provision of this Lease.

29.15 Time of the Essence. Time is of the essence in respect of all provisions of this Lease in which a definite time for performance is specified.

29.16 Modification of Lease. In the event of any ruling or threat by the Internal Revenue Service, or opinion of counsel, that all or part of the Rent paid or to be paid to Landlord under this Lease will be subject to the income tax or unrelated business taxable income, Tenant agrees to modify this Lease to avoid such tax; provided that such modifications will not result in any increase in Rent, or any increased obligations of Tenant under this Lease, or any diminution of the Premises or Tenant’s rights hereunder. Landlord will pay all Tenant’s reasonable costs incurred in reviewing and negotiating any such lease modification, including reasonable attorneys’ and accountants’ fees.

29.17 Construction. This Lease has been negotiated extensively by Landlord and Tenant with and upon the advice of their respective legal counsel, all of whom have participated in the drafting hereof. Consequently, Landlord and Tenant agree that no party shall be deemed to be the drafter of this Lease and in the event this Lease is ever construed by a court of law, such court shall not construe this Lease or any provision of this Lease against any party as the drafter of the Lease.

29.18 Use of Name. Tenant acknowledges and agrees that the names “The Leland Stanford Junior University,” “Stanford” and “Stanford University,” and all variations thereof, are proprietary to Landlord. Tenant shall not use any such name or any variation thereof or identify Landlord in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or use any trademark, service mark, trade name or symbol of Landlord or that is associated with it, without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant may use the term “Stanford Research Park” only to identify the location of the Premises.

29.19 Survival. The obligations of this Lease shall survive the expiration of the Term to the extent necessary to implement any requirement for the performance of obligations or forbearance of an act by either party hereto which has not been completed prior to the termination of this Lease. Such survival shall be to the extent reasonably necessary to fulfill the intent thereof, or if specified, to the extent of such specification, as same is reasonably necessary to perform the obligations and/or forbearance of an act set forth in such term, covenant or condition. Notwithstanding the foregoing, in the event a specific term, covenant or condition is expressly provided for in such a clear fashion as to indicate that such performance of an obligation or forbearance of an act is no longer required, then the specific shall govern over this general provisions of this Lease.

[signatures located on following page]

29.20 Counterparts. This Lease may be executed in counterparts, each of which shall be an original, and all of which together shall constitute one original of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.

LANDLORD:		TENANT:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY		JAZZ PHARMACEUTICALS, INC.

By	Stanford Management Company	By:	/s/ Carol Gamble
		Its:	Senior Vice President and General Counsel

By:	/s/ Jean Snider	By:	/s/ Matthew K. Fust
Its:	Managing Director, Stanford Research Park	Its:	Senior Vice President and Chief Financial Officer

GLOSSARY

DEFINITIONS

As used in this Lease, the following terms shall have the following meanings, applicable, as appropriate, to both the singular and plural form of the terms defined below:

“Abated Rent” is defined in Section 15.2(g).

“Access Agreement” is defined in Section 12.2(a).

“ADA” is defined in Section 11.1.

“Additional Rent” is defined in Section 5.3.

“Adjustment Date” is defined in Section 5.2.

“Affixed Furniture” is defined in Section 2.4.

“Alterations” is as defined in Section 9.2.

“Applicable Laws” are defined in Section 11.1.

“Assignment” is defined in Section 14.1.

“Base Rent” means the amount stated in Article 1, to be adjusted and payable in accordance with Article 5.

“Building Structure” is defined in Section 8.1.

“Building Systems” are defined in Section 7.2(b).

“business days” means Monday through Friday, excluding Saturdays, Sundays and federal and state legal holidays.

“Commencement Date” means the date specified in Article 1.

“Environmental Investigation” is defined in Section 12.7.

“Environmental Laws” are defined in Section 12.1(a).

“Event of Default” is defined in Section 15.1.

“Excess Rent” is defined in Section 14.4.

“Existing Furniture” is defined in Section 2.4.

“Expiration Date” is defined in Section 4.1.

“Exterior Area” is defined in Section 2.2.

“Failure Notice” is defined in Section 7.7.

“Hazardous Material” is defined in Section 12.1(b).

“Initial Term Expiration Date” is defined in Article 1.

“Initial Term” is defined in Article 1 and Section 4.1.

“Interest Rate” is defined in Section 5.4.

“Landlord Repairs” is defined in Article 3.

“Landlord’s Indemnitees” is defined in Section 12.5(a).

“Landlord’s Expense Statement” is defined in Section 7.3.

“L-C Bank” is defined in Section 5.5.

“Lucent” is defined in Section 4.1.

“Moveable Furniture” is defined in Section 2.4.

“negligent omission” is defined in Section 12.1(d).

“Offer” is defined in Section 14.5.

“Operating Expenses” are defined in Section 7.2(b).

“Premises” is defined in Section 2.1.

“Prevailing Market Rent” is defined in Exhibit E.

“Property” is defined in Section 2.2.

“Punch List Items” is defined in Article 3.

“Real Estate Taxes” are defined in Section 7.2(a).

“Renewal Option” is defined in Section 4.2.

“Renewal Term” is defined in Section 4.2.

“Rent” means Base Rent, Additional Rent, and all other sums due from Tenant under this Lease.

“Rentable Area” means the enclosed areas of the Premises measured to the outside face of the exterior wall or glass line (whichever is greater) and including all second floor vertical shafts and penetrations, but excluding outside balconies, arcades and covered entrances.

“Scheduled Date for Delivery of the Premises” is specified in Article 1.

“Security Deposit” is defined in Article 1.

“Sublease” is defined in Section 14.1.

“Successor” is defined in Section 16.5.

“Supplemental Investigation” is defined in Section 12.7.

“Tenant Environmental Activity” is defined in Section 12.1(c).

“Tenant Improvement Allowance” is specified in Article 1.

“Tenant Improvement Work” is defined in Section 9.1.

“Tenant’s Agents” is defined in Section 2.2.

“Tenant’s Indemnitees” is defined in 12.5(b).

“Tenant’s Property” is defined in Section 9.5.

“Term” is defined in Section 4.1.

“Termination Date” is defined in Section 4.1.

“Termination Notice” is defined in Section 4.2.

“Third Party Environmental Condition” is defined in Section 12.5(c).

“Transfer” is defined in Section 14.5.

“Transfer Costs” is defined in Section 14.4.

“Transfer Notice” is defined in Section 14.2.

“Transferee” is defined in Section 14.2.

“Transit Fees” is defined in Section 7.2(m).

SCHEDULE 3

LANDLORD REPAIRS

Electrical/Lighting:

•	Repair (2) rooftop receptacles not working at this time.

•	Repair all interior building and exterior parking-lot lighting.

•	Repair office motion switches.

HVAC:

•	Replace or clean all filters (some filters are the washable variety).

•	Replace belts on supply and return fans.

•	Repair compressors 1A and 2A, or replace as deemed necessary by Landlord.

•	Charge Split System Cooling Units by ATS and repair leaks if needed.

Roof:

Built-up Roofing

1.	Perform maintenance on small to moderately sized areas of previous repairs over the cap sheet surfacing. (See Photo Nos. 4 & 5).

2.	Perform maintenance at minor occurrences of partially disbonded end laps at various parapet wall and equipment curb/platform locations.

3.	Coat areas at base flashing surface sheets where pattern cracking occurs. (See Photo No. 6).

4.	Retighten loose bolts at drain clamp rings.

5.	Remove accumulation of loose mineral granules at perimeters and drain sumps as well as construction fasteners and other debris at roof level, primarily within the HVAC equipment area.

6.	Perform sealant joint maintenance on the coping at the south parapet wall over the window wall assembly to correct separation.

7.	Replace fiberboard material which is deteriorating on underside of exposed wood blocks at service lines that extend horizontally across the roof. (See Photo No. 7).

8.	Permanently install one penetration flashing and provide an umbrella counter flashing over the top edge of the penetration flashing collar. (See Photo No. 8).

9.	Add flashing collar to one plumbing pipe penetration. (See Photo No. 9).

10.	Inspect and repair if needed one lead penetration flashing collar which has folded over itself.

11.	Perform maintenance on the sealant at intersecting detail treatments and at corners and miters (see Photo No. 10).

12.	Confirm that screws do not penetrate the roofing and reset unistruts on protection pads at the apparent tenant added small HVAC units horizontal service line piping. (see Photo No. 11

13.	Perform maintenance on sealant at sight screen support bolts. (See Photo No. 12).

Metal Roofing

1.	Remove soil and debris in gutters.

Non-Roofing Related Items

1.	Patch horizontal row of holes present in the ducting, above the roof curb elevation. (see Photo No. 13)

2.	Perform maintenance on the sealant and joinery components at air handling duct joints. (see Photo No. 14)

Other:

•	Perform start up and maintenance on the water fountain at the rear of the building so it is clean and fully operational.

•	Perform repairs on windows and doors so they are operational.

2

SCHEDULE 12.2

PRE-EXISTING ENVIRONMENTAL CONDITION

Site Clean-up Order	Lead Agency	Order Number and Date
3176 Porter Drive	State of California EPA,	#HSA 86/87-012EO (11/12/86)
	Dept. of Toxic Substances Control (DTSC)	amended 11/27/91 and 7/31/95

Hillview-Porter	DTSC	#HSA 88/89-016 (12/9/88)
Regional Order		First amendment 6/30/97
Supercedes 12/9/88 agt.

Fact Sheets

DTSC Fact Sheet for Teledyne-Singer Site, dated November 2003

DTSC Fact Sheet for Hillview-Porter Regional Program, dated April 2001

Reports

•	Executive Summary, Final Remedial Action Plan, Teledyne Singer Site, 3176 Porter Drive, JMM Consulting Engineers, dated 12/92

•	Executive Summary, Feasibility Study Report, 3176 Porter Drive, dated November 15, 1990
•	Executive Summary, Addendum to the Feasibility Study Report, 3176 Porter Drive, by Riedel Environmental Services, dated December 6, 1992

•	Five Year Remedial Action Review, by Arcadis G&M, Inc., dated January 30, 2004

•	Executive Summary, Remedial Action Plan, Hillview-Porter Regional Program, by Levine Fricke, dated December 19, 1994
•	Executive Summary, Five-Year Remedial Action Status Report and Effectiveness Evaluation, Hillview-Porter Regional Program, by Secor, Int., dated January 30, 2001

Indices

•	List of reports for 3176 Porter Drive, dated from 1/23/87 through 1/30/04.

•	List of reports for Hillview-Porter Drive, dated from 10/87 through 7/11/03.

Access Agreements for 3180 Porter Drive

•	December 4, 1992 access agreement between Stanford and Loral Librascope

•	July 30, 2003, amendment to December 4, 1992 agreement between Stanford and Loral/Librascope

With respect to on-site environmental data, sampling performed during the site’s redevelopment in 1998.

•	Sampling and Analysis of Concrete Floor and Demolition Debris Management Plan, by Geomatrix Consultants, dated July 2, 1998

•	Demolition Observation Report, by Geomatrix Consultants, dated October 6, 1999, and

•	Stockpile Sample Results for Soil Export, by Geomatrix Consultants, dated November 19, 1998.

2

EXHIBIT A

PREMISES

[Site Plan for 3180 Porter Drive]

EXHIBIT B

BILL OF SALE

THIS BILL OF SALE is made as of                     , 2004 by The Board of Trustees of the Leland Stanford Junior University (“Transferor”) in favor of Jazz Pharmaceuticals, Inc. (“Transferee”).

Transferor and Transferee are parties to a Lease dated as of                     , 2004 (the “Lease”), pursuant to which Transferor has agreed to convey to Transferee all of Transferor’s right, title and interest in certain items of personal property.

Now therefore, for good and valuable consideration, and a purchase price of $1.00, receipt and sufficiency of which are acknowledged, Transferor hereby transfers, conveys and delivers to Transferee those items of personal property listed on the attached Schedule 1 (the “Personal Property”), which are being transferred to Transferee “AS IS, WHERE IS,” with no representations, warranties or guaranties of any kind including, without limitation, as to the physical condition, state of repair, capacity, operability or functionality thereof, except as expressly set forth herein. Without limitation, this also excludes warranties of merchantability and fitness for a particular use or purpose. Notwithstanding the foregoing, Transferor warrants that it owns the Personal Property free and clear of any and all liens and encumbrances of any party claiming by through or under Transferor or Lucent Technologies Inc., but not otherwise.

Transferor will, at the request and expense of Transferee, execute and deliver to Transferee such instruments of sale, transfer and conveyance, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by Transferee or its counsel in order to vest in Transferee all right, title and interest of Transferor in and to the Personal Property and otherwise to carry out the purpose and intent of this Bill of Sale.

Notwithstanding any other provision of this Bill of Sale to the contrary, nothing contained in this Bill of Sale shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions of the Lease. This Bill of Sale is intended only to effect the transfer of certain assets to be transferred pursuant to the Lease and shall be governed entirely in accordance with the terms and conditions of that Lease.

IN WITNESS WHEREOF, this Bill of Sale has been executed as of the day and year first above written.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By	Stanford Management Company

By:

Its:

EXHIBIT C

EXISTING FURNITURE

Item #	Furniture Category	Quantity	Furniture Description	Size	Manufacturer	Color/Finish
1	Office	13	Modular workstation		Steelcase
2	Office	124	Private office		Steelcase
3	Office	83	Task Chair		Steelcase	6205-B399 Black fabric
4	Office	41	Task Chair		Steelcase	6205-59DD Gold fabric
5	Office	21	Lab Chair
6	Office	64	4-drawer lateral file	36” wide	Steelcase
7	Office	8	2-drawer lateral file	36” wide	Steelcase
8	Office	44	Storage cabinet/lateral file combo	42” wide	Steelcase
9	Office	3	Storage cabinet	36” W x 65”H	Steelcase
10	Office	2	Small desk		Steelcase
11	Office	4	Round table	36” D	Metro	Black laminate tops/red trim
12	Office	1	Round table	42” D	Metro	Black laminate tops/red trim
13	Office	1	Round table	42” D		Wood top
14	Office	1	Round table	48” D	Metro	Black laminate tops/red trim
15	Office	2	Bookcases (metal) 6-shelf	42” wide	Steelcase
16	Office	55	Bookcases (metal) 2-shelf	42” wide	Steelcase
17	Office	8	Library style 6-shelf bookcases			Maple wood
18	Conference Room	2	Conference room tables (first floor)	96” x 54”
19	Conference Room	1	Conference room tables (first floor)	180” x 54”
17	Conference Room	3	Conference room tables (second floor)	72” x 48”
18	Conference Room	1	Conference room tables (second floor)	60” x 168”

Item #	Furniture Category	Quantity	Furniture Description	Size	Manufacturer	Color/Finish
19	Conference Room	34	Conference room chairs		Steelcase	6205-5999 Purple fabric
20	Conference Room	37	Conference room chairs		Steelcase	6205-5999 Green fabric
21	Conference Room	9	Executive style conference room side chairs
22	Conference Room	10	Executive style conference room chairs (first floor)			Periwinkle fabric
23	Training Room	12	Training tables (large)	72” x 24”		White laminate tops
24	Training Room	3	Training tables (small)	72” x 18”		Black laminate tops
25	Training Room	77	Stacking chairs			Black/Chrome
26	Lobby/Open Office	26	Club chairs			Red fabric
27	Lobby/Open Office	4	Club chairs			Gold/Brown fabric
28	Lobby/Open Office	1	Loveseat			Gold/Brown fabric
29	Lobby/Open Office	1	Sofa			Gold/Brown fabric
31	Lobby/Open Office	10	Small round tables (low)	30” D	Metro	Black laminate tops/red trim
32	Breakroom	6	Round tables (large)	54” D	Metro	Black laminate tops/red trim
33	Breakroom	20	Breakroom chairs		Metro	Black/red
34	Breakroom	6	Breakroom stools		Metro	Black/red
35	Fitness Room	1	Treadmill - Hyperdrive Clubtrack		Quinton
36	Fitness Room	1	Stairstepper 330i		Schwinn
37	Fitness Room	1	Metabolic system		Cybex
38	Fitness Room	1	Stationary bike		Schwinn
39	Miscellaneous	1	Konica 7040 Printer		Konica
40	Miscellaneous	1	Konica 7040 Copier		Konica
41	Miscellaneous	1	Xerox Panafax fax machine UF-770		Xerox
42	Miscellaneous	1	Xerox Printer N24		Xerox
43	Miscellaneous	2	Paper shredders		Xerox

2

EXHIBIT D

NOTICE OF COMMENCEMENT DATE, RENT COMMENCEMENT DATE,

EXPIRATION DATE, BASE RENT AND RENTABLE AREA

(Letterhead of Stanford Management Company)

(Date)

Attention:

Re: Lease between The Board of Trustees of the Leland Stanford Junior University (Landlord), and                                          (Tenant), for premises located at             , Palo Alto, California

Gentlemen/Ladies:

This letter will confirm the following for all purposes under the Lease:

The Commencement Date is

The Rent Commencement Date is

The Expiration Date of the Initial Term is

The Rentable Area of the Premises is

The Initial Base Rent is

Please acknowledge your acceptance of this letter by signing and returning two copies of this letter.

Very truly yours,
Stanford Management Company

By:
Its:

Accepted and Agreed:

By:
Its:
Dated:

EXHIBIT E

DETERMINATION OF PREVAILING MARKET RENT

The term “Prevailing Market Rent” means the base monthly rent per rentable square foot (net of all expenses) for space of comparable size and location to the Premises and in buildings similar in age and quality to the Premises, taking into account any additional rent and all other payments or escalations then being charged and allowances and economic concessions being given in the Stanford Research Park for such comparable space over (but without regard to Tenant Improvements made by Tenant) a comparable term. The Prevailing Market Rent shall be determined by Landlord and Landlord shall give Tenant written notice of such determination not later than thirty (30) days after delivery by Tenant of Tenant’s notice of exercise of the Renewal Option. If Tenant disputes Landlord’s determination of the Prevailing Market Rent, Tenant shall so notify Landlord within ten (10) business days following Landlord’s notice to Tenant of Landlord’s determination and, in such case, the Prevailing Market Rent shall be determined as follows:

(a) Within thirty (30) days following Tenant’s notice to Landlord that it disputes Landlord’s determination of the Prevailing Market Rent, Landlord and Tenant shall meet no less than two (2) times, at a mutually agreeable time and place, to attempt to agree upon the Prevailing Market Rent.

(b) If within this 30-day period Landlord and Tenant cannot reach agreement as to the Prevailing Market Rent, and upon written notice from either party they shall each select one appraiser to determine the Prevailing Market Rent. Each such appraiser shall arrive at a determination of the Prevailing Market Rent and submit his or her conclusions to Landlord and Tenant within thirty (30) days after such notice.

(c) If only one appraisal is submitted within the requisite time period, it shall be deemed to be the Prevailing Market Rent. If both appraisals are submitted within such time period, and if the two appraisals so submitted differ by less than five (5) percent of the higher of the two, the average of the two shall be the Prevailing Market Rent. If the two appraisals differ by more than five (5) percent of the higher of the two, then the two appraisers shall immediately select a third appraiser who will within thirty (30) days of his or her selection make a determination of the Prevailing Market Rent and submit such determination to Landlord and Tenant. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be the Prevailing Market Rent.

(d) All appraisers specified pursuant hereto shall be members of the American Institute of Real Estate Appraisers with not less than five (5) years experience appraising office, research and development and industrial properties in Northern California. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser plus one-half of any other costs incurred in the third appraiser’s determination.

EXHIBIT F

Access Agreement for Monitoring Wells, Groundwater Extraction Wells, a Conveyance Pipeline, and Water Treatment Plant at 3176 Porter Drive, 3180 Porter Drive, 3210 Porter Drive and 3277 Miranda Avenue, Palo Alto, California

This Access Agreement for Monitoring Wells, Groundwater Extraction Wells, a Conveyance Pipeline, and Water Treatment Plant at 3176 Porter Drive, 3180 Porter Drive, 3210 Porter Drive and 3277 Miranda Avenue, Palo Alto, California (the “ACCESS AGREEMENT”) is entered into by the Board of Trustees of the Leland Stanford Junior University (“STANFORD”), a body having corporate powers under the laws of the State of California, and Loral/Librascope Corporation (“LORAL/LIBRASCOPE”), a Delaware corporation. The above-identified entities are sometimes referred to below as “party” or designated collectively as “parties.”

RECITALS

This ACCESS AGREEMENT is entered into on the basis of the following facts, understandings and intentions of the parties:

1. LORAL/LIBRASCOPE, formerly the Librascope Division of The Singer Company, and STANFORD, among others, are each named as a Respondent in Order No. HSA 86/87-012EO, as amended in 1991 (“ORDER”), issued by the State of California - Environmental Protection Agency Department of Toxic Substances Control (“DTSC”), with respect to the property located at 3176 Porter Drive, Palo Alto, California (the “SITE”).

2. Pursuant to the ORDER, a Remedial Investigation/ Feasibility Study was conducted for the SITE, which has been submitted and approved by DTSC. The ORDER further requires that a Remedial Action Plan (“RAP”) for the SITE be submitted and approved by the DTSC. In June 1992, LORAL/LIBRASCOPE submitted a preliminary draft RAP pursuant to the ORDER. Once approved by DTSC following public hearing and comment, the draft RAP will be adopted as the final RAP pursuant to Section 25356.1 of the California Health and Safety Code.

3. LORAL/LIBRASCOPE has requested STANFORD’s permission to enter 3176 Porter Drive, 3180 Porter Drive, 3210 Porter Drive and 3277 Miranda Avenue (collectively “the PROPERTIES”) to continue activities necessary to the implementation of the remedy required by DTSC in the RAP, including, but not limited to, the construction, operation, maintenance, inspection, monitoring and removal of the groundwater monitoring and extraction wells, an underground conveyance pipeline, and groundwater treatment facilities shown on the attached drawing (“the REMEDIATION ACTIVITIES”). The conveyance pipeline shall provide double containment between the extraction wells and groundwater treatment facilities located at the SITE (as shown on the attached drawing).

4. Effective July 31 1992, STANFORD and LORAL/LIBRASCOPE entered into a Settlement Agreement, Release And Covenant Not To Sue (the “AGREEMENT”). Contingent upon LORAL/LIBRASCOPE’s performance of its obligations under the AGREEMENT, STANFORD, as the fee owner of the PROPERTIES, has agreed to grant LORAL/LIBRASCOPE, its employees, contractors, subcontractors, agents and successors in interest access to the PROPERTIES for the purpose of investigating, constructing, operating, and maintaining the remedy set forth in the final RAP for the SITE, or any reopeners or amendments thereto.

AGREEMENT

NOW, THEREFORE, in reliance on the above recitals and in consideration of the mutual agreements, covenants, and other obligations set forth in the AGREEMENT, STANFORD hereby grants LORAL/LIBRASCOPE access to the PROPERTIES to conduct the REMEDIATION ACTIVITIES on the terms and conditions set forth below:

1.	LORAL/LIBRASCOPE shall have received the written permission of the master tenant(s) and any occupant(s) of the PROPERTIES to conduct the REMEDIATION ACTIVITIES.

2.	Upon completion of well drilling, LORAL/LIBRASCOPE shall secure the wells in an appropriate manner (e.g., install locked caps).

3.	At its sole expense, LORAL/LIBRASCOPE shall repair any damage to the PROPERTIES or improvements resulting from the REMEDIATION ACTIVITIES or LORAL/LIBRASCOPE’s presence on the PROPERTIES.

4.	If LORAL/LIBRASCOPE is required to install remediation equipment or other improvements on the surface of the PROPERTIES that will affect the aesthetic appearance or have a physical impact on the PROPERTIES, including but not limited to any trees located thereon, LORAL/LIBRASCOPE shall obtain prior written consent from STANFORD, which consent shall not be unreasonably withheld.

5.	LORAL/LIBRASCOPE shall provide STANFORD with the results of any tests it conducts on STANFORD lands, including but not limited to the PROPERTIES.

6.	LORAL/LIBRASCOPE shall take all reasonable safety and security precautions in connection with the REMEDIATION ACTIVITIES.

7.

In the event that any master lease pertaining to the PROPERTIES, or any portion thereof, is terminated or expires by its terms and a new master lessee or STANFORD, should STANFORD elect not to enter into a new master lease, requests that the conveyance pipeline be moved to a different location on the leased property, STANFORD may for good cause, taking into account the costs associated therewith, require LORAL/LIBRASCOPE, at LORAL/LIBRASCOPE’s sole expense, to move and relocate the conveyance pipeline as requested; however no such movement or relocation may occur without the prior approval of DTSC. The movement and relocation of the pipeline shall occur within sixty (60) days’ of written notice to LORAL/LIBRASCOPE of DTSC approval.

8.	LORAL/LIBRASCOPE shall allow a STANFORD archeologist (or suitable representative) to inspect any excavation for the presence of significant archeological artifacts. The PROPERTIES are not archaeologically sensitive; therefore, STANFORD agrees that in no case shall such inspection take the form of job stoppage unless required by law.

9.	Where excavation is necessary and the possibility exists of encountering existing underground utility lines, LORAL/LIBRASCOPE shall call the Underground Service Alert organization (800/642-2444) two working days prior to commencing excavation.

10.	LORAL/LIBRASCOPE shall indemnify, defend, save and hold harmless STANFORD from and against (and hereby waives any and all claims against STANFORD for) any and all claims, suits and demands of liability, loss, injury, death or damage resulting from LORAL/LIBRASCOPE’s presence on the PROPERTIES or the REMEDIATION ACTIVITIES. Such liability, loss, injury, death or damage shall include, but not be limited to, attorneys’ fees, as well as contamination or further contamination to any person or persons or property proximately caused by LORAL/LIBRASCOPE’s activities herein permitted. LORAL/LIBRASCOPE shall comply with all applicable laws, rules, ordinances, codes, and regulations, and shall indemnify STANFORD against all liabilities, losses, damages and costs resulting from any failure of LORAL/LIBRASCOPE to do so.

As used in this subparagraph, STANFORD shall include and be deemed to include The Board of Trustees of the Leland Stanford Junior University, its trustees, directors, officers, employees, faculty, students, agents, affiliated organizations and insurance carriers, if any.

11.	Nothing in this ACCESS AGREEMENT limits any rights or privileges STANFORD may have under its master leases for the PROPERTIES, nor does it modify any obligation, duty or right of any tenant or subtenant of the PROPERTIES.

12.	This ACCESS AGREEMENT shall be effective from the date hereof until LORAL/LIBRASCOPE’s completion of the remedies required by DTSC in the final RAP for the SITE.

13.	The access granted herein is exclusive to LORAL/LIBRASCOPE and its authorized representatives, agents, successors in interest, and independent contractors and is not assignable.

14.	This ACCESS AGREEMENT shall supercede any prior license(s) or agreement(s) between STANFORD and LORAL/LIBRASCOPE providing LORAL/LIBRASCOPE access to the PROPERTIES to conduct the REMEDIATION ACTIVITIES.

BY:	LORAL/LIBRASCOPE CORPORATION

Name:	/s/ Jay C. Wilcox
Jay C. Wilcox
Title:	President
Date:	12-04-92

BY:	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

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Date:

BY:	LORAL/LIBRASCOPE CORPORATION

Name:
Title:
Date:

BY:	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

By:	The Stanford Management Company
By:	/s/ Diane M. Healey
Its:	Managing Director Real Estate

Date: